__________________________________________________
CENTURY ALUMINUM COMPANY
CENTURY ALUMINUM OF SOUTH CAROLINA, INC.
CENTURY ALUMINUM OF KENTUCKY GENERAL PARTNERSHIP
NSA GENERAL PARTNERSHIP
CENTURY ALUMINUM SEBREE LLC
__________________________________________________
__________________________________________________

SECOND AMENDED AND RESTATED
LOAN AND SECURITY AGREEMENT
dated as of May 16, 2018
$175,000,000
__________________________________________________
__________________________________________________

WELLS FARGO CAPITAL FINANCE, LLC,
as Agent and as Lead Arranger

__________________________________________________

TABLE OF CONTENTS

SECTION 1.	CREDIT FACILITY	1
1.1	Loans	1
1.2	Letters of Credit	4
1.3	Uncommited Facility Increase	9
1.4	Effect of Amendment and Restatement; Release	10

SECTION 2.	INTEREST, FEES AND CHARGES	11
2.1	Interest.	11
2.2	Computation of Interest and Fees.	11
2.3	Fee Letter.	12
2.4	Letter of Credit Fees.	12
2.5	Unused Line Fee.	12
2.6	Audit and Appraisal Fees.	13
2.7	Reimbursement of Expenses.	13
2.8	Payment of Charges.	14
2.9	No Deductions.	14

SECTION 3.	LOAN ADMINSTRATION	15
3.1	Manner of Borrowing Revolving Credit Loans/LIBOR Option.	15
3.2	Payments.	19
3.3	Mandatory and Optional Prepayments.	20
3.4	Application of Payments and Collections; Business Day Convention.	21
3.5	All Loans to Constitute One Obligation.	23
3.6	Loan Account.	23
3.7	Statements of Account.	23
3.8	Increased Costs.	23
3.9	Suspension of LIBOR Portions.	24
3.10	Sharing of Payments, Etc.	25
3.11	Indemnity for Returned Payments.	25
3.12	Nature and Extent of Each Borrower's Liability.	26
3.13	Lender's Obligation to Mitigate; Replacement of Lenders.	27

SECTION 4.	TERM AND TERMINATION	28
4.1	Term of Agreement.	28
4.2	Termination.	28

SECTION 5.	SECURITY INTERESTS	29
5.1	Security Interest in Collateral.	29
5.2	Excluded Collateral.	29
5.3	Lien Perfection; Further Assurances.	29

SECTION 6.	COLLATERAL ADMINISTRATION	29
6.1	General.	29
6.2	Administration of Accounts.	30

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6.3	Administration of Inventory.	32
6.4	Payment of Charges.	32

SECTION 7.	REPRESENTATIONS AND WARRANTIES	32
7.1	General Representations and Warranties.	32
7.2	Reaffirmation of Representations and Warranties.	36
7.3	Survival of Representations and Warranties.	36

SECTION 8.	COVENANTS AND CONTINUING AGREEMENTS	36
8.1	Affirmative Covenants.	36
8.2	Negative Covenants.	40

SECTION 9.	CONDITIONS PRECEDENT	45
9.1	Conditions Precedent to Effectiveness of this Agreement.	45
9.2	Conditions Precedent to Each Loan and Letter of Credit.	47

SECTION 10.	EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT	48
10.1	Events of Default.	48
10.2	Acceleration of the Obligations.	50
10.3	Other Remedies.	50
10.4	Setoff and Sharing of Payments.	51
10.5	Remedies Cumulative; No Waiver.	52

SECTION 11.	AGENT	52
11.1	Authorization and Action.	52
11.2	Agent's Reliance, Etc.	53
11.3	WFCF and its Affiliates.	54
11.4	Lender Credit Decision.	54
11.5	Indemnification.	54
11.6	Rights and Remedies to Be Exercised by Agent Only.	55
11.7	Agency Provisions Relating to Collateral.	55
11.8	Agent's Right to Purchase Commitments.	56
11.9	Resignation of Agent; Appointment of Successor.	56
11.10	Audit and Examination Reports; Disclaimer by Lenders.	56
11.11	USA Patriot Act.	57
11.12	Bank Product Providers.	57

SECTION 12.	MISCELLANEOUS	58
12.1	Right of Sale, Assignment, Participations.	58
12.2	Amendments, Etc.	62
12.3	Power of Attorney.	63
12.4	Indemnity.	64
12.5	Sale of Interest.	65
12.6	Severability.	65
12.7	Successors and Assigns.	65
12.8	Cumulative Effect; Conflict of Terms.	65

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12.9	Execution in Counterparts.	65
12.10	Notice.	65
12.11	Consent.	66
12.12	Credit Inquiries.	67
12.13	Time of Essence.	67
12.14	Entire Agreement.	67
12.15	Interpretation.	67
12.16	Confidentiality.	67
12.17	GOVERNING LAW; CONSENT TO JURISDICTION.	67
12.18	WAIVERS BY BORROWERS.	68
12.19	Advertisement.	69
12.20	Reimbursement.	69
12.21	Section Headings.	69
12.22	Acknowledgment and Consent to Bail-In of EEA Financial Institution.	69

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SECOND AMENDED AND RESTATED
LOAN AND SECURITY AGREEMENT

THIS SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT is made as of this 16 day of May, 2018, by and among WELLS FARGO CAPITAL FINANCE, LLC (together with its successors and assigns, "WFCF"), a Delaware limited liability company, individually as a Lender, as Issuing Lender (as hereinafter defined), and as Agent (in such capacity, together with its successors and assigns, "Agent") for itself and any other financial institution which is or becomes a party hereto (each such financial institution, including WFCF, is referred to hereinafter individually as a "Lender" and collectively as the "Lenders"), the LENDERS, and CENTURY ALUMINUM COMPANY, a Delaware corporation ("Century"), CENTURY ALUMINUM OF SOUTH CAROLINA, INC. (successor in interest to Berkeley Aluminum, Inc.), a Delaware corporation ("Century South Carolina"), CENTURY ALUMINUM OF KENTUCKY GENERAL PARTNERSHIP, a Kentucky general partnership ("Century of Kentucky GP"), NSA GENERAL PARTNERSHIP, a Kentucky general partnership ("NSA"), CENTURY ALUMINUM SEBREE LLC, a Delaware limited liability company ("Century Sebree", and together with Century, Century South Carolina, Century of Kentucky GP and NSA, and each other Person that becomes a party hereto from time to time as a borrower, "Borrowers"). Capitalized terms used in this Agreement and not otherwise specifically defined herein have the meanings assigned to them in Appendix A.
WHEREAS, Borrowers, Agent and the Lenders party thereto entered into that certain Amended and Restated Loan and Security Agreement dated as of May 24, 2013 (as amended, supplemented or otherwise modified prior to the date hereof, the "Existing Loan Agreement"); and
WHEREAS, the parties to the Existing Loan Agreement desire to amend and restate the Existing Loan Agreement in its entirety pursuant to this Agreement.
SECTION 1. CREDIT FACILITY
Subject to the terms and conditions of, and in reliance upon the representations and warranties made in, this Agreement and the other Loan Documents, Lenders agree, severally and not jointly, to make a credit facility (the "Facility") of up to the Revolving Credit Maximum Amount available upon Borrowers' request therefor, as follows:
1.1.    Loans.
1.1.1.    Revolving Credit Loans. Immediately prior to giving effect to this Agreement, as of the Second Restatement Effective Date, the outstanding principal balance of Revolving Credit Loans made under the Existing Loan Agreement was $0 (the "Outstanding Existing Revolving Loan Balance"). On the Second Restatement Effective Date and upon the effectiveness of this Agreement, the Outstanding Existing Revolving Loan Balance shall constitute Revolving Credit Loans hereunder owing to the Lenders for all purposes of this Agreement and the other Loan Documents. Subject to the terms and conditions of, and in reliance upon the representations and warranties made in, this Agreement and the other Loan Documents, each Lender agrees, severally and not jointly, for so long as no Default or Event of Default exists, to make Revolving Credit Loans to Borrowers from time to time during the period from the Second Restatement Effective Date to but not including the last day of the Term, as requested by Borrower Representative in the manner set forth in subsection 3.1.1 hereof, up to a maximum principal amount at any time outstanding equal to the lesser of (i) such Lender's Revolving Loan Commitment minus the product of such Lender's Revolving Loan Percentage and the LC Exposure, and (ii) the product of such Lender's Revolving Loan Percentage and an amount equal to (A) the Borrowing Base at such time minus (B) the LC Exposure (other than the Cash Collateralized LC Exposure) at such time minus (C) Reserves, if any. Agent shall have the right to establish reserves in such amounts, and with respect to such matters, as Agent may deem necessary from time to time in its Reasonable Credit Judgment based on facts or circumstances not existing on the Second Restatement Effective Date or existing on the Second Restatement Effective Date but not known to Agent on the Second Restatement Effective Date (such reserves, "Reserves"), including (it being understood that the following list may justify reserves but does not necessarily require them), with respect to (i) price adjustments, lower of cost or market adjustments based on LME Prices, damages, unearned discounts, returned products or other matters for which credit memoranda are issued in the ordinary course of any Borrower's business; (ii) sums properly chargeable against Borrowers' Loan Account as Revolving Credit Loans under any section of this Agreement; (iii) amounts owing by any Borrower to any Person (other than a Lender pursuant to the Loan Documents) to the extent secured by a Lien on any of the Collateral; (iv) amounts owing by any Borrower in connection with Product Obligations (not to exceed the Aggregate Bank Product Reserve); (v) dividends declared by a Borrower or Guarantor but not yet paid (but only to the extent the amount of such dividends exceeds the amount of Borrowers' immediately available funds held in Dominion Accounts); and (vi) the Dilution Reserve. Notwithstanding anything herein to the contrary, reserves will not duplicate (i) eligibility criteria contained in the definitions of "Eligible Accounts" and "Eligible Inventory", and vice versa and (ii) reserves or criteria deducted in computing book value or the net amount of Eligible Accounts or Eligible Inventory. Any changes in Availability after the Second Restatement Effective Date by way of establishing new reserve categories, increasing the amount or calculation methodology of any existing reserve or changing the concentration percentages set forth in clause (xv) of the definition of Eligible Accounts will require five Business Days' prior written notice to Borrower Representative if, and only if, such change would reasonably be expected to cause Availability, as of the date of such change, to fall below the Covenant Trigger Amount and Agent shall consult with Borrower Representative prior to making any such change (but Borrower Representative's consent shall not be required). The Revolving Credit Loans shall be repayable as set forth in Section 3.
1.1.2.    Overadvances. Insofar as Borrower Representative may request (such request to be made in the manner set forth in subsection 3.1.1 hereof), and Agent may be willing in its sole and absolute discretion to approve, or as Agent shall otherwise elect to make in its sole and absolute discretion, each Lender agrees, severally and not jointly, to make Revolving Credit Loans to Borrowers at a time when the unpaid balance of Revolving Credit Loans plus the LC Exposure (other than the Cash Collateralized LC Exposure) plus Reserves exceeds, or would exceed with the making of any such Revolving Credit Loan, the Borrowing Base (such Loan or Loans being herein referred to individually as an "Overadvance" and collectively, as "Overadvances"). Agent shall enter such Overadvances as debits in the Loan Account. Any Overadvance made pursuant to the terms hereof shall be made by all Lenders ratably in accordance with their respective Revolving Loan Percentages. Overadvances in the aggregate amount of $17,500,000 or less may be made in the sole and absolute discretion of Agent. Overadvances in an aggregate amount of $17,500,000 or more shall require the consent of Majority Lenders. All Overadvances shall be repaid on demand and shall bear interest as provided in this Agreement for Revolving Credit Loans generally. The foregoing notwithstanding, in no event, unless otherwise consented to by all Lenders, (x) shall any Overadvances be outstanding for more than 60 consecutive days, (y) after all outstanding Overadvances have been repaid, shall Agent or Lenders make any additional Overadvances unless 5 days or more have expired since the last date on which any Overadvances were outstanding, or (z) shall Agent make Revolving Credit Loans on behalf of Lenders under this subsection 1.1.2 to the extent such Revolving Credit Loans would cause a Lender's share of the Revolving Credit Loans to exceed such Lender's Revolving Loan Commitment minus such Lender's Revolving Loan Percentage of the LC Exposure, unless such Lender consents thereto.
1.1.3.    Swingline Loans. In order to reduce the frequency of transfers of funds from Lenders to Agent for making Revolving Credit Loans and for so long as no Default or Event of Default has occurred and is continuing, Agent shall be permitted (but not required) to make Revolving Credit Loans to Borrowers upon request by Borrower Representative (such Revolving Credit Loans to be designated as "Swingline Loans"); provided that the aggregate amount of Swingline Loans outstanding at any time will not (i) exceed $22,500,000; (ii) when added to the principal amount of Agent's other Revolving Credit Loans then outstanding plus Agent's Revolving Loan Percentage of the LC Exposure, exceed Agent's Revolving Credit Commitment; or (iii) when added to the principal amount of all other Revolving Credit Loans then outstanding plus the LC Exposure (other than the Cash Collateralized LC Exposure), exceed the Borrowing Base. Within the foregoing limits, Borrowers may borrow, repay and reborrow Swingline Loans. All Swingline Loans shall be treated as Revolving Credit Loans for purposes of this Agreement, except that (a) all Swingline Loans shall be Base Rate Portions and (b) notwithstanding anything herein to the contrary (other than as set forth in the next succeeding sentence), all principal and interest paid with respect to Swingline Loans shall be for the sole account of Agent in its capacity as the lender of Swingline Loans. Notwithstanding the foregoing, not more than two Business Days after (1) Lenders receive notice from Agent that a Swingline Loan has been advanced in respect of a drawing under a Letter of Credit or (2) in any other circumstance, demand is made by Agent after the occurrence and during the continuance of an Event of Default, each Lender shall irrevocably and unconditionally purchase and receive from Agent, without recourse or warranty from Agent, an undivided interest and participation in each Swingline Loan to the extent of such Lender's Revolving Loan Percentage thereof, by paying to Agent, in same day funds, an amount equal to such Lender's Revolving Loan Percentage of such Swingline Loan.
1.1.4.    Agent Loans. After the occurrence and during the continuance of an Event of Default, Agent may, in its sole and absolute discretion, make Revolving Credit Loans on behalf of Lenders, in an aggregate amount not to exceed $17,500,000 (unless Majority Lenders otherwise agree to a higher amount), if Agent, in its Reasonable Credit Judgment, deems that such Revolving Credit Loans are necessary or desirable (i) to protect all or any portion of the Collateral or (ii) to enhance the likelihood, or maximize the amount of, repayment of the Loans and the other Obligations or (iii) to pay any other amount chargeable to Borrowers pursuant to this Agreement, including costs, fees and expenses as described in Section 2 (hereinafter, "Agent Loans"); provided, that, unless Lenders otherwise consent, in no event shall the outstanding principal amount of the Revolving Credit Loans exceed the aggregate Revolving Loan Commitments. Each Lender shall be obligated to advance its Revolving Loan Percentage of each Agent Loan. If Agent Loans are made pursuant to the preceding sentence, then all Lenders that have committed to make Revolving Credit Loans shall be bound to make, or permit to remain outstanding, such Agent Loans based upon their Revolving Loan Percentages in accordance with the terms of this Agreement.

1.2.    Letters of Credit.
1.2.1.    Agreement to Issue or Cause To Issue. Subject to the terms and conditions of this Agreement, the Issuing Lender agrees to issue, or cause an Underlying Issuer to issue, for the account of Borrowers one or more commercial/documentary or standby letters of credit ("Letter of Credit"). If Issuing Lender, at its option, elects to cause an Underlying Issuer to issue a requested Letter of Credit, then Issuing Lender agrees that it will enter into arrangements relative to the reimbursement of such Underlying Issuer (which may include, among, other means, becoming an applicant with respect to such Letter of Credit or entering into undertakings which provide for reimbursements of such Underlying Issuer with respect to such Letter of Credit; each such obligation or undertaking, irrespective of whether in writing, a "Reimbursement Undertaking") with respect to Letters of Credit issued by such Underlying Issuer. Any "Letters of Credit" under and as defined in the Existing Loan Agreement that are outstanding on the Second Restatement Effective Date shall be considered Letters of Credit outstanding under this Agreement for all purposes of this Agreement and the other Loan Documents.
1.2.2.    Amounts; Outside Expiration Date. The Issuing Lender shall have no obligation to issue a Letter of Credit or a Reimbursement Undertaking in respect of a Letter of Credit, or cause Underlying Issuer to issue a Letter of Credit, in any case, at any time if: (i) the Letter of Credit is greater than the Unused Letter of Credit Subfacility at such time; (ii) the issuance of a requested Letter of Credit would cause the principal amount of the Obligations to exceed Availability at such time; or (iii) such Letter of Credit has an expiration date less than 14 days prior to the Stated Termination Date or more than 12 months from the date of issuance for standby letters of credit and 180 days for commercial/documentary letters of credit. Unless otherwise consented to by Agent, all Letters of Credits must call for sight drafts to be drawn and must be issued in US Dollars.
1.2.3.    Other Conditions. In addition to conditions precedent contained in Section 9, the obligation of Issuing Lender to issue any Letter of Credit or a Reimbursement Undertaking with respect to a Letter of Credit, or cause an Underlying Issuer to issue a Letter of Credit, is subject to the following conditions precedent having been satisfied in a manner reasonably satisfactory to Issuing Lender:
(a)    Borrower Representative shall have delivered to Issuing Lender at least three Business Days prior to the proposed date of issuance, an application in customary form and substance and reasonably satisfactory to Issuing Lender and Underlying Issuer for the issuance of the Letter of Credit, and such other documents as may be required pursuant to the terms thereof; and the form and terms of the proposed Letter of Credit shall be reasonably satisfactory to Issuing Lender and Underlying Issuer, it being understood that if any provision of any letter of credit application is inconsistent with any provision of this Agreement, then the provisions of this Agreement shall govern to the extent of any such inconsistency; and
(b)    as of the date of issuance, no order of any court, arbitrator or Governmental Authority shall purport by its terms to enjoin or restrain Issuing Lender or Undertaking Issuer from issuing letters of credit of the type and in the amount of the proposed Letter of Credit; and no law, rule or regulation applicable to Issuing Lender or Undertaking Issuer and no request or directive (whether or not having the force of law) from any Governmental

Authority with jurisdiction over Issuing Lender or Undertaking Issuer shall prohibit, or request that Issuing Lender or Undertaking Issuer refrain from the issuance of letters of credit generally or the issuance of such Letters of Credit.
1.2.4.    Disbursement Procedures. Issuing Lender shall, or shall cause Underlying Issuer to, promptly after its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Issuing Lender shall promptly notify Agent and Borrower Representative by telephone, facsimile, or e-mail of such demand for payment and whether Issuing Lender or Underlying Issuer has made or will make a disbursement pursuant thereto; provided that any failure to give or delay in giving such notice will not relieve Borrowers of their obligation to reimburse Issuing Lender, Underlying Issuer and Lenders with respect to any such disbursement.
1.2.5.    Payments Pursuant to Letters of Credit. Any draw under a Letter of Credit shall immediately constitute an Obligation hereunder payable on demand, and shall be deemed to constitute a request by Borrower Representative to Agent for a Borrowing of a Revolving Credit Loan that consists entirely of a Base Rate Portion in the amount of such drawing. The funding date of each such Borrowing shall be the date of the applicable drawing. Borrowers shall pay Issuing Lender and Underlying Issuer the amount of all other charges and fees payable to Issuing Lender or Underlying Issuer, as applicable, in connection with any Letter of Credit immediately when due, irrespective of any claim, setoff, defense or other right which Borrowers may have at any time against Issuing Lender, Underlying Issuer or any other Person.
1.2.6.    Indemnification; Assumption of Risk by Borrowers; Certain Authorizations.
(a)    Indemnification. In addition to amounts payable as elsewhere provided in this Section 1.2, Borrowers agree to protect, indemnify, pay and save Lenders, Agent and Issuing Lender and Underlying Issuer harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees) which such Person may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit. Borrowers' obligations under this subsection 1.2.6 shall survive payment of all other Obligations.
(b)    Assumption of Risk by Borrowers. As among Borrowers, Lenders, Agent, Issuing Lender and Underlying Issuer, Borrowers assume all risks of the acts and omissions of, or misuse of any of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, Lenders, Agent, Issuing Lender and Underlying Issuer shall not be responsible for: (1) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any Person in connection with the application for and issuance of and presentation of drafts with respect to any of the Letters of Credit, even if it should prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (2) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (3) the failure of the beneficiary of any Letter of Credit to comply duly with conditions required in order to draw upon such Letter of Credit; (4) errors, omissions, interruptions, or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (5) errors in interpretation of technical terms; (6) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof; (7) the misapplication by the beneficiary of any Letter of Credit of the proceeds of any drawing under such Letter of Credit; (8) any consequences arising from causes beyond the reasonable control of such Person, including any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority; or (9) Issuing Lender's or Underlying Issuer's honor of a draw for which the draw or any certificate fails to comply in any respect with the terms of the Letter of Credit. None of the foregoing shall affect, impair or prevent the vesting of any rights or powers of Agent or any Lender under this subsection 1.2.6. Without limiting the generality of the foregoing, it is expressly understood and agreed that the absolute and unconditional obligation of Borrowers hereunder to reimburse drawings under Letters of Credit will not be excused by any action, omission, or failure to act by any Person or any other circumstance and that, except as provided in the following proviso, no action or omission by Agent, any Lender, Issuing Lender or Underlying Issuer in respect of Letters of Credit shall result in any liability of any such Person to Borrowers; provided, however, that, the foregoing shall not be construed to excuse Issuing Lender or Underlying Issuer from liability to any Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages claims in respect of which are hereby waived by Borrowers to the extent permitted by applicable law) suffered by such Borrower that are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from Issuing Lender's or Underlying Issuer's, as applicable, gross negligence or willful misconduct in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.
(c)    Certain Authorizations. Borrowers hereby authorize and direct Issuing Lender and Underlying Issuer to name any one or more of the Borrowers as the "Account Party" with respect to any Letter of Credit. Borrowers also authorize Issuing Lender and Underlying Issuer to deliver to Agent all instruments, documents and other writings and Property received by Issuing Lender or Underlying Issuer pursuant to such Letter of Credit, and to accept and rely upon Agent's instructions and agreements with respect to all matters arising in connection with the Letter of Credit or the application therefor.
1.2.7.    Participations in Letters of Credit.
(a)    Purchase of Participations. Immediately upon issuance of any Letter of Credit in accordance with subsection 1.2.1, each Lender shall be deemed to have irrevocably and unconditionally purchased and received without recourse or warranty, an undivided interest and participation equal to such Lender's Revolving Loan Percentage of the greater of the maximum face or the maximum available amount of such Letter of Credit or, if applicable, the Reimbursement Undertaking pertaining to such Letter of Credit.
(b)    Sharing of Reimbursement Obligation Payments. Whenever Agent receives a payment from Borrowers on account of reimbursement obligations in respect of a Letter of Credit as to which Agent has previously received payment from a Lender, Agent shall promptly pay to such Lender such Lender's Revolving Loan Percentage of such payment from Borrowers.
(c)    Documentation. Upon the request of any Lender, Agent shall furnish to such Lender copies of any Letter of Credit, reimbursement agreements executed in connection therewith, applications for any Letter of Credit, and such other documentation as may reasonably be requested by such Lender.
(d)    Obligations Irrevocable. The obligations of each Lender to fund its ratable portion of Revolving Credit Loans to be made as a result of a drawing under a Letter of Credit shall be irrevocable and shall not be subject to any qualification or exception whatsoever, including any of the following circumstances:
(i)    any lack of validity or enforceability of this Agreement or any of the other Loan Documents;
(ii)    the existence of any claim, setoff, defense or other right which any Borrower may have at any time against a beneficiary named in a Letter of Credit or any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), any Lender, Agent, Issuing Lender, Underlying Issuer, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between any Borrower or any other Person and the beneficiary named in any Letter of Credit);
(iii)    any draft, certificate or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
(iv)    the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents;
(v)    the occurrence of any Default or Event of Default; or
(vi)    the failure of a Borrower to satisfy the applicable conditions precedent to the issuance thereof.
1.2.8.    Recovery or Avoidance of Payments; Refund of Payments In Error. If any payment by or on behalf of any Borrower received by Agent or Underlying Issuer with respect to any Letter of Credit and distributed by Agent to Lenders on account of their respective participations therein is thereafter set aside, avoided or recovered from Agent or Underlying Issuer in connection with any receivership, liquidation or bankruptcy proceeding, Lenders shall, upon demand by Agent, pay to Agent their respective Revolving Loan Percentages of such amount set aside, avoided or recovered, together with interest at the rate required to be paid by Agent upon the amount required to be repaid by it. Unless Agent receives notice from Borrower Representative prior to the date on which any payment is due to Lenders that Borrowers will not make such payment in full as and when required, Agent may assume that Borrowers have made such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrowers have not made such payment in full to Agent, each Lender shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Lender until the date repaid.
1.2.9.    Indemnification by Lenders. To the extent not reimbursed by Borrowers and without limiting the obligations of Borrowers hereunder, Lenders agree to indemnify Issuing Lender and Underlying Issuer ratably in accordance with their respective Revolving Loan Percentages, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys' fees) or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against Issuing Lender or Underlying Issuer, as applicable, in any way relating to or arising out of any Letter of Credit or the transactions contemplated thereby or any action taken or omitted by Issuing Lender or Underlying Issuer, as applicable, under any Letter of Credit or any Loan Document in connection therewith; provided that no Lender shall be liable for any of the foregoing to the extent it arises from the gross negligence or willful misconduct of the Person to be indemnified. Without limitation of the foregoing, each Lender agrees to reimburse Issuing Lender and Underlying Issuer promptly upon demand for its Revolving Loan Percentage of any costs or expenses payable by Borrowers to Issuing Lender or Underlying Issuer, to the extent that such Person is not promptly reimbursed for such costs and expenses by Borrowers. The agreement contained in this Section shall survive payment in full of all other Obligations.
1.2.10.    Supporting Letter of Credit; Cash Collateral. If, notwithstanding the provisions of subsection 1.2.2 and Section 4, any Letter of Credit is outstanding upon the termination of this Agreement, then upon such termination, Borrowers shall deposit with Agent, for the ratable benefit of Agent and Lenders, with respect to each Letter of Credit then outstanding, either (i) a standby letter of credit in form and substance reasonably satisfactory to Agent, issued by an issuer reasonably satisfactory to Agent (a "Supporting Letter of Credit") or (ii) cash collateral, in either case in an amount equal to 105% of the greatest amount for which such Letter of Credit may be drawn plus any fees and expenses associated with such Letter of Credit, under which Supporting Letter of Credit or cash collateral Agent shall be entitled to draw amounts necessary to reimburse Agent and Lenders for payments to be made by Agent and Lenders under such Letter of Credit and any fees and expenses associated with such Letter of Credit. Such Supporting Letter of Credit or cash collateral shall be held by Agent, for the ratable benefit of Agent and Lenders, as security for, and to provide for the payment of, the aggregate undrawn amount of such Letters of Credit remaining outstanding.
1.2.11.    Optional Cash Collateral for Letters of Credit. At Borrowers' written election to Agent which election may be made at any time, Borrowers may deposit with Agent, for the ratable benefit of Agent and Lenders, with respect to any Letter of Credit then outstanding, cash collateral in an amount equal to 105% of the greatest amount for which such Letter of Credit may be drawn plus any fees and expenses associated with such Letter of Credit, which cash collateral shall be security for the Obligations. Agent shall be entitled to apply amounts necessary to reimburse Agent and Lenders for payments to be made by Agent and Lenders under such Letter of Credit and any fees and expenses associated with such Letter of Credit. The LC Exposure with respect to any such Letter of Credit cash collateralized as provided in this subsection 1.2.11 shall be referred to as "Cash Collateralized LC Exposure." At Borrowers' written election to Agent, Agent shall release the cash collateral held with respect to such Letter of Credit; provided, that Agent shall not release such cash collateral to Borrowers if an Event of Default exists or would be caused thereby or after giving effect to such release, an Overadvance exists or would exist.
1.3.    Uncommited Facility Increase.
1.3.1.    Borrower Representative may from time to time request an increase in the Revolving Credit Maximum Amount and the aggregate Revolving Loan Commitments by an aggregate amount of up to $50,000,000 (each such increase, a "Uncommitted Facility Increase"). Each Uncommitted Facility Increase shall be made on notice given by Borrower Representative to Agent no later than 12:00 noon (New York City time) 30 days (or such shorter time as Agent may agree) prior to the date of the proposed Uncommitted Facility Increase. Each such notice (a "Notice of Uncommitted Facility Increase") shall (i) specify the date of such proposed Uncommitted Facility Increase (the "Uncommitted Facility Increase Effective Date"), (ii) specify the aggregate amount of such proposed Uncommitted Facility Increase, which shall be in an amount not less than $10,000,000 (the "Uncommitted Facility Increase Amount"), and (iii) certify that, at such time, no Default or Event of Default shall have occurred and be continuing (provided that by accepting a requested Uncommitted Facility Increase, Borrowers shall be deemed to have represented to Lenders that no Default or Event of Default shall have occurred and be continuing at the time the Uncommitted Facility Increase becomes effective).
1.3.2.    Agent shall give each Lender prompt notice of Agent's receipt of a Notice of Uncommitted Facility Increase. Agent may approach the existing Lenders to provide the Uncommitted Facility Increase, or, at Borrowers' request, Agent shall invite such other financial institutions selected by Borrowers and reasonably acceptable to Agent to provide the Uncommitted Facility Increase and become Lenders (such existing Lenders and other financial institutions, the "Uncommitted Facility Increase Offerees"). Each Uncommitted Facility Increase Offeree shall have until 3:00 p.m. (New York City time) on the fifth Business Day preceding the Uncommitted Facility Increase Effective Date to commit in writing to all or a portion of the Uncommitted Facility Increase. If the Uncommitted Facility Increase Offerees deliver commitments with respect to such Uncommitted Facility Increase in an amount in excess of the Uncommitted Facility Increase Amount, then Agent shall allocate the Uncommitted Facility Increase to the Uncommitted Facility Increase Offerees committing to the Uncommitted Facility Increase on any basis Agent determines appropriate in consultation with Borrower Representative. On the Uncommitted Facility Increase Effective Date, (A) each Uncommitted Facility Increase Offeree committing to a portion of such Uncommitted Facility Increase shall execute an assumption agreement reasonably satisfactory to Agent pursuant to which such Uncommitted Facility Increase Offeree agrees to be bound by the terms of this Agreement as a Lender, (B) the Revolving Credit Maximum Amount and the Revolving Loan Commitments will be increased by the Uncommitted Facility Increase Amount in accordance with the allocations determined by Agent, and (C) each Lender, after giving effect to such Uncommitted Facility Increase, shall purchase or sell the Loans held by it from or to the other Lenders, as directed by Agent, such that after giving effect to such purchases and sales each Lender holds its ratable portion of the outstanding Loans. If the commitments of the Uncommitted Facility Increase Offerees in respect of such Uncommitted Facility Increase are less than the Uncommitted Facility Increase Amount, none of the Lenders shall have any obligation to commit to the uncommitted portion of such Uncommitted Facility Increase, and Borrower Representative may elect either to reduce the Uncommitted Facility Increase Amount accordingly (but if less than

$10,000,000, Agent shall have consented to such lesser amount) or to terminate the request for a Uncommitted Facility Increase. Notwithstanding the foregoing, no Uncommitted Facility Increase shall be effected unless the conditions set forth in Section 9.2 are satisfied on the Uncommitted Facility Increase Effective Date. No Lender shall be obligated to commit to any portion of the Uncommitted Facility Increase Amount.
1.4.    Effect of Amendment and Restatement; Release.
1.4.1.    Upon the execution and delivery of this Agreement, the Indebtedness, liabilities and other obligations (including, without limitation, interest and fees accrued to the date hereof) governed by the Existing Loan Agreement (collectively, the "Existing Obligations") shall continue to be in full force and effect, but shall be governed by the terms and conditions set forth in this Agreement. The Existing Obligations, together with any and all additional Obligations incurred by any Borrower hereunder or under any of the other Loan Documents, shall continue to be secured by all of the pledges and grants of security interests provided in connection with the Existing Loan Agreement (and, from and after the date hereof, shall be secured by all of the pledges and grants of security interests provided in connection with this Agreement), all as more specifically set forth in this Agreement and the other Loan Documents. Each Borrower hereby reaffirms its obligations under each Loan Document (as defined in the Existing Loan Agreement, collectively, the "Existing Loan Documents") to which it is party, as amended, supplemented or otherwise modified by this Agreement and by the other Loan Documents delivered on the Second Restatement Effective Date. Each Borrower further agrees that each Existing Loan Document (as amended, restated, supplemented or otherwise modified on or prior to the Second Restatement Effective Date) shall remain in full force and effect following the execution and delivery of this Agreement and that all references to the "Loan Agreement" in any such Existing Loan Document shall be deemed to refer to this Agreement. The execution and delivery of this Agreement shall constitute an amendment and restatement, but not a novation or repayment, of the Existing Obligations.
1.4.2.    In consideration of the agreements of Agent and Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Loan Party, on behalf of itself and its successors and assigns hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges (the "Release") Agent and Lenders, and their successors and assigns, and their present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Agent, each Lender and all such other Persons being hereinafter referred to collectively as the "Releasees" and individually as a "Releasee"), of and from all actions, causes of action, suits and any and all other claims and rights of set‑off whatsoever (individually, a "Claim" and collectively, "Claims") of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which such Loan Party or any of its respective successors or assigns may now or hereafter own, hold, have or claim to have against the Releasees or any of them for or on account of or in relation to any of the Existing Loan Agreement, this Agreement or any of the other Loan Documents or transactions thereunder which arises at any time on or prior to the day and date of this Agreement; provided, that the foregoing Release shall not apply, and shall have no effect with respect to any Claim, whether arising on, prior to or after the date of this Agreement, for or on account of, or in relation to, any Bank Product. Each Loan Party understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release. Each Loan Party agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.
SECTION 2. INTEREST, FEES AND CHARGES
2.1.    Interest.
2.1.1.    Rates of Interest. Interest shall accrue on the principal amount of the Base Rate Portions outstanding at the end of each day at a fluctuating rate per annum equal to the Applicable Margin then in effect plus the Base Rate. Said rate of interest shall increase or decrease by an amount equal to any increase or decrease in the Base Rate, effective as of the opening of business on the day that any such change in the Base Rate occurs. If Borrower Representative exercises the LIBOR Option as provided in Section 3.1, interest shall accrue on the principal amount of the LIBOR Portions outstanding at the end of each day at a rate per annum equal to the Applicable Margin then in effect plus the LIBOR Rate applicable to each LIBOR Portion for the corresponding Interest Period.
2.1.2.    Default Rate of Interest and Default Letter of Credit Fee. At the option of the Majority Lenders, after the occurrence and during the continuance of an Event of Default, (a) all of the Obligations shall bear interest at a rate per annum equal to 2.0% plus the interest rate otherwise applicable thereto (the "Default Rate") and (b) the Letter of Credit fee set forth in subsection 2.4(a) shall be increased by 200 basis points.
2.1.3.    Maximum Interest. In no event whatsoever shall the aggregate of all amounts deemed interest hereunder and charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto (the "Maximum Rate"). If any provisions of this Agreement are in contravention of any such law, such provisions shall be deemed amended to conform thereto. If at any time the amount of interest paid hereunder is limited by the Maximum Rate, and the rate at which interest accrues hereunder is subsequently below the Maximum Rate, the rate at which interest accrues hereunder shall remain at the Maximum Rate, until such time as the aggregate interest paid hereunder equals the amount of interest that would have been paid had the Maximum Rate not applied.
2.2.    Computation of Interest and Fees.
Interest on LIBOR Portions and Letter of Credit fees shall be calculated daily and shall be computed on the actual number of days elapsed over a year of 360 days, and interest on Base Rate Portions and all other Obligations shall be calculated daily and computed on the actual number of days elapsed over a year of 365 days (or 366 days, as the case may be). For the purpose of computing interest hereunder, all items of payment received by Agent shall be deemed applied by Agent on account of the Obligations (subject to final payment of such items) on the Business Day that such funds become immediately available to Agent in an account in Agent's name.
2.3.    Fee Letter.
Borrowers shall pay to Agent certain fees and other amounts in accordance with the terms of the Second Amended and Restated Fee Letter between Borrowers and Agent dated as of the

Second Restatement Effective Date, as amended, restated, supplemented or modified from time to time (the "Fee Letter").
2.4.    Letter of Credit Fees.
Borrowers shall pay to Agent:
(a)    (i) for all Letters of Credit (other than Letters of Credit with respect to which the LC Exposure constitutes Cash Collateralized LC Exposure), for the ratable benefit of Lenders a per annum fee equal to 1.25% multiplied by the aggregate undrawn face amount of such Letters of Credit outstanding from time to time during the term of this Agreement, which fee shall be due and payable quarterly in arrears on the first Business Day of each January, April, July, and October of each year, and (ii) for all Letters of Credit with respect to which the LC Exposure constitutes Cash Collateralized LC Exposure, for the ratable benefit of Lenders a per annum fee equal to 0.75% multiplied by the aggregate undrawn face amount of such Letters of Credit outstanding from time to time during the term of this Agreement, which fee shall be due and payable quarterly in arrears on first Business Day of each January, April, July, and October of each year.
(b)    with respect to all Letters of Credit, for the account of Underlying Issuer only, a per annum usage fee equal to 0.125% multiplied by the aggregate undrawn face amount of such Letters of Credit outstanding from time to time during the term of this Agreement, which usage fee shall be due and payable quarterly in arrears on first Business Day of each January, April, July, and October of each year; and
(c)    with respect to all Letters of Credit, for the account of Underlying Issuer, (A) such normal and customary issuance, processing and administration charges associated therewith and (B) such presentation, amendment, renewal and other costs and charges of the Underlying Issuer as are charged to customers similarly situated to Borrowers from time to time (it being understood that Agent has previously delivered to Borrowers a list of the amount of such fees, costs and charges in effect as of the Second Restatement Effective Date). All such fees, costs and charges shall be due and payable when incurred. The issuance charges shall be deemed fully earned by Underlying Issuer upon issuance of the applicable Letter of Credit.
2.5.    Unused Line Fee.
Borrowers shall pay to Agent, for the ratable benefit of Lenders, a fee (the "Unused Line Fee") equal to the Unused Line Fee Applicable Margin multiplied by the average daily amount by which (a) the Revolving Credit Maximum Amount exceeds (b) the sum of (i) the outstanding principal balance of the Revolving Credit Loans and (ii) the LC Exposure (the excess of (a) over (b), the "Unused Line"); provided, that for purposes of allocating the Unused Line Fee among Lenders, outstanding Swingline Loans shall not be included as part of the outstanding balance of the Loans for purposes of calculating such fees owed to Lenders other than Agent. The Unused Line Fee shall be payable quarterly in arrears on January 1, April 1, July 1, and October 1 of each year.

2.6.    Audit and Appraisal Fees.
Borrowers shall pay to Agent (a) audit fees and expenses in connection with audits (including visits to the facilities of the Borrowers) of the books and records and the amount, value, location, and types of Collateral, which audit fees and expenses shall consist of an $1,000 per day per field examiner charge for employees of Agent plus all reasonable and documented out-of-pocket expenses incurred by Agent in connection with such audits, whether such audits are conducted by employees of Agent or by third parties hired by Agent, and (b) the actual charges paid or incurred by Agent if it elects to employ the services of one or more third persons to appraise the Collateral, or any portion thereof. Notwithstanding the foregoing, so long as no Default or Event of Default has occurred and is continuing, Borrowers' obligation to pay for (a) audits in any 12-month period shall be limited as follows (it being understood that Agent shall not be prohibited from conducting additional audits at its own expense): (i) so long as, as of any date of determination during such 12-month period, Availability remains greater than or equal to the greater of (A) an amount equal to 10% of the Line Cap as of such date and (B) $12,500,000, one audit, and (ii) otherwise, two audits; and (b) appraisals in any 12-month period shall be limited as follows (it being understood that Agent shall not be prohibited from conducting additional appraisals at its own expense): (i) so long as, as of any date of determination during such 12-month period, Availability remains greater than or equal to the greater of (A) an amount equal to 10% of the Line Cap as of such date and (B) $12,500,000, one appraisal, and (ii) otherwise, two appraisals.
2.7.    Reimbursement of Expenses.
Borrowers agree to reimburse (i) Agent for all reasonable and documented out-of-pocket costs and expenses (including legal fees and expenses of Agent's external counsel) of Agent associated with this Agreement or any of the other Loan Documents and the transactions contemplated hereby and thereby, including (A) the negotiation and preparation of this Agreement or any of the other Loan Documents, any amendment of or modification of this Agreement or any of the other Loan Documents, or any syndication or attempted syndication of the Obligations and (B) the administration of this Agreement or any of the other Loan Documents and the transactions contemplated hereby and thereby; and (ii) Agent or any Lender for reasonable and documented legal or accounting expenses or any other reasonable and documented costs or out-of-pocket expenses in connection with (A) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Agent, any Lender, any Borrower or any other Person) relating to the Collateral, this Agreement or any of the other Loan Documents, (B) any attempt to enforce any rights of Agent or any Lender against any Borrower or any other Person which may be obligated to Agent or any Lender by virtue of this Agreement or any of the other Loan Documents, including the Account Debtors, or (C) after the occurrence and during the continuance of an Event of Default, any attempt to inspect, verify, protect, preserve, restore, collect, sell, liquidate or otherwise dispose of or realize upon the Collateral; provided that Borrowers shall not be responsible to Agent or any Lender for such costs and out-of-pocket expenses to the extent determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Person or to the extent such costs and expenses result from a claim brought by Borrowers against Agent or any Lender for breach in bad faith of such Person's obligations hereunder if Borrowers have obtained a final and nonappealable judgment from a court of competent judgment in Borrowers' favor on such claim.

2.8.    Payment of Charges.
All amounts properly chargeable to Borrowers under any Loan Document shall be Obligations, shall be, unless specifically otherwise provided, payable on demand, and shall bear interest from the date demand was made or such amount is due, as applicable, until paid in full at the rate applicable to the Base Rate Portion from time to time; provided, that amounts chargeable to Borrowers under Sections 2.6 and 2.7 shall be due and payable within 2 Business Days following the date of issuance by Agent of a reasonably detailed invoice and request for payment thereof to Borrower Representative. Borrowers hereby authorize Agent, from time to time without prior notice to Borrowers, to charge all interest, Letter of Credit fees, and all other fees payable hereunder or under any of the other Loan Documents, any Product Obligations of the type described in clause (i) of the definition of Bank Products owing to WFCF or any of its Affiliates, all costs and expenses payable hereunder or under any of the other Loan Documents, all charges, commissions, fees, and costs provided for in the Loan Documents, and all other payments under any Loan Document, to the Loan Account if such interest, Product Obligation, charge, commission, fee, cost or expense is not paid by the Borrowers on the date such payment is due and payable (without giving effect to any grace periods prior to which such nonpayment would constitute an Event of Default), which amounts thereafter shall constitute Revolving Credit Loans hereunder and shall accrue interest at the rate then applicable to Revolving Credit Loans that are Base Rate Loans. Any interest, fees, costs, expenses, or other amounts payable hereunder or under any other Loan Document charged to the Loan Account shall thereafter constitute Revolving Credit Loans hereunder and shall accrue interest at the rate then applicable to Revolving Credit Loans that are Base Rate Loans (unless and until converted into LIBOR Rate Loans in accordance with the terms of this Agreement).
2.9.    No Deductions.
(a)    Any and all payments or reimbursements made hereunder shall be made free and clear of and without deduction for any and all Taxes, and all liabilities with respect thereto; excluding, however, Excluded Taxes (all such non-Excluded Taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto, "Tax Liabilities"). If any Borrower shall be required by law to deduct any such Tax Liabilities from or in respect of any sum payable hereunder to Agent or any Lender, then the sum payable hereunder shall be increased as may be necessary so that, after all required deductions are made, Agent or such Lender receives an amount equal to the sum it would have received had no such deductions been made. Any Borrower that is required to deduct and withhold for any such Tax Liabilities from any payment to Agent or a Lender shall furnish to Agent and such Lender as promptly as possible after the date the payment of any such Tax Liability is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by such Borrower.
(b)    A Lender or transferee of Lender shall not be entitled to any additional payments under subsection 2.9(a) before it has satisfied the requirements of subsection 12.1.3. If any Lender becomes subject to any Tax Liability and is not entitled to any additional payments under subsection 2.9(a) Borrowers shall take such steps (at such Foreign Lender's expense) as such Foreign Lender shall reasonably request to assist such Foreign Lender to recover such Tax Liability.

(c)    Borrowers agree to pay any present or future stamp, value added or documentary taxes or any other excise or property taxes, charges, or similar levies (collectively, "Other Taxes") that arise from any payment made hereunder or from the execution, delivery, performance, recordation, or filing of, or otherwise with respect to this Agreement or any other Loan Document.
(d)    Borrowers on a joint and several basis shall indemnify the Agent and each Lender within 10 days after demand therefor, for the full amount of any Tax Liabilities and/or Other Taxes (including any taxes imposed on or attributable to amounts payable under this Section) paid by Agent or such Lender, as the case may be, and any penalties, interest, and costs and expenses arising therefrom or with respect thereto (but excluding penalties, interest or expenses to the extent attributable to the gross negligence or willful misconduct of the Person claiming such indemnity) whether or not such Tax Liabilities or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability to delivered to Borrower by a Lender (with a copy to the Agent) or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive, absent manifest error.
SECTION 3. LOAN ADMINISTRATION
3.1.    Manner of Borrowing Revolving Credit Loans/LIBOR Option.
Borrowings under the credit facility established pursuant to Section 1 hereof shall be as follows:
3.1.1.    Loan Requests. A request for a Revolving Credit Loan shall be made, or shall be deemed to be made, in the following manner: (a) Borrower Representative shall give Agent notice of its intention to borrow, which notice shall be irrevocable and shall specify (i) the amount of the proposed borrowing of a Revolving Credit Loan (which shall be no less than $500,000 or an integral multiple of $100,000 in excess thereof in the case of LIBOR Portions (it being understood that there shall be no minimum borrowing amount with respect to Base Rate Portions)) and (ii) the proposed borrowing date, which shall be a Business Day, no later than 1:00 pm (New York City time) on the proposed borrowing date (or in accordance with subsection 3.1.6, 3.1.7 or 3.1.8, as applicable, in the case of a request for a LIBOR Portion); provided, however, that no such request may be made after the occurrence and during the continuance of a Default or an Event of Default; and (b) any amount charged to the Loan Account pursuant to Section 2.8, shall be deemed irrevocably to be a request for a Revolving Credit Loan on the date so charged.
3.1.2.    Disbursement. Borrowers hereby irrevocably authorize Agent to disburse the proceeds of each Revolving Credit Loan requested or deemed to be requested pursuant to subsection 3.1.1 as follows: (i) the proceeds of each Revolving Credit Loan requested pursuant to clause (a) of subsection 3.1.1 shall be disbursed by Agent in lawful money of the United States of America in immediately available funds, (A) in the case of any Borrowing on the Second Restatement Effective Date, if any, in accordance with the terms of the written disbursement letter from Borrower Representative, and (B) in the case of each subsequent Borrowing, by wire transfer to such bank account as may be specified by Borrower Representative to Agent from time to time pursuant to a written direction, and (ii) the proceeds of each Revolving Credit Loan deemed requested pursuant to clause (b) of subsection 3.1.1 shall be disbursed by way of direct payment of the relevant Obligation. If at any time any Loan is funded by Agent or Lenders in excess of the amount requested or deemed requested by Borrower Representative, Borrowers agree to repay the excess to Agent (without interest) promptly after the earlier to occur of (a) any Borrower's discovery of the error and (b) notice thereof to Borrower Representative from Agent or any Lender, and the failure of Borrowers to so return any such excess shall be deemed to be an irrevocable request for a Revolving Credit Loan on the date such excess was received by Borrowers in the amount of such excess.
3.1.3.    Payment by Lenders.
(a)    Agent shall give to each Lender prompt written notice by facsimile, telex or cable of the receipt by Agent from Borrower Representative of any request for a Revolving Credit Loan. Each such notice shall specify the requested date and amount of such Revolving Credit Loan, whether such Revolving Credit Loan shall be subject to the LIBOR Option, and the amount of each Lender's advance thereunder (in accordance with its applicable Revolving Loan Percentage). Each Lender shall, not later than 2:00 p.m. (New York, New York time) on such requested date, wire to a bank designated by Agent the amount of that Lender's Revolving Loan Percentage of the requested Revolving Credit Loan. The failure of any Lender to make the Revolving Credit Loans to be made by it shall not release any other Lender of its obligations hereunder to make its Revolving Credit Loan. Neither Agent nor any Lender shall be responsible for the failure of any other Lender to make the Revolving Credit Loan to be made by such other Lender. The foregoing notwithstanding, Agent, in its sole discretion, may from its own funds make a Revolving Credit Loan on behalf of any Lender. In such event, the Lender on behalf of whom Agent made the Revolving Credit Loan shall reimburse Agent for the amount of such Revolving Credit Loan made on its behalf, on a weekly (or more frequent, as determined by Agent in its sole discretion) basis. On each such settlement date, Agent will pay to each Lender the net amount owing to such Lender in connection with such settlement, including amounts relating to Loans, fees, interest and other amounts payable hereunder. The entire amount of interest attributable to such Revolving Credit Loan for the period from the date on which such Revolving Credit Loan was made by Agent on such Lender's behalf until Agent is reimbursed by such Lender, shall be paid to Agent for its own account.
(b)    If Agent makes Revolving Credit Loans available to Borrowers and any Lender fails to either make available to Agent its Revolving Loan Percentage of such Revolving Credit Loan or reimburse Agent as provided in paragraph (a) above, Agent will notify Borrower Representative of any failure to fund by such Defaulting Lender and, upon demand by Agent, Borrowers shall pay such amount to Agent for Agent's account, together with interest thereon for each day elapsed since the date of such borrowing, at a rate per annum equal to the interest rate applicable at the time to the Revolving Credit Loans comprising that particular borrowing. Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrowers to Agent for the Defaulting Lender's benefit; nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder. Amounts payable to a Defaulting Lender shall instead be paid to or retained by Agent. In its discretion, Agent may, in connection with disbursing the proceeds of Revolving Credit Loans made pursuant to a notice of borrowing, include in such disbursement the amount of all such payments received or retained by it for the account of such Defaulting Lender. Any amounts so loaned to Borrowers shall bear interest at the rate applicable to Base Rate Portions and for all other purposes of this Agreement shall be treated as if they were Revolving Credit Loans; provided, however, that for purposes of voting or consenting to matters with respect to the Loan Documents and determining Revolving Loan Percentages, such Defaulting Lender shall be deemed not to be a "Lender". Until a Defaulting Lender cures its failure to fund its Revolving Loan Percentage of any borrowing (A) such Defaulting Lender shall not be entitled to any portion of the Unused Line Fee, (B) the Unused Line Fee shall accrue in favor of Lenders which have funded their respective Revolving Loan Percentages of such requested borrowing and shall be allocated among such performing Lenders ratably based upon their relative Revolving Loan Commitments calculated without regard to the Revolving Loan Commitments of the Defaulting Lender, and (C) the Unused Line Fee shall be calculated as if the Defaulting Lender's entire Revolving Loan Commitment had been funded. This subsection 3.1.3(b) shall remain effective with respect to a Defaulting Lender until such time as such Lender shall no longer be in default of any of its obligations under this Agreement. The terms of this subsection 3.1.3(b) shall not be construed to increase or otherwise affect the Revolving Loan Commitment of any Lender, or relieve or excuse the performance by any Borrower of its duties and obligations hereunder. Any payments by Borrower pursuant to this subsection 3.1.3(b) on account of a Defaulting Lender shall be without prejudice to any claims Borrowers may have against such Defaulting Lender. Subject to Section 12.22, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.
3.1.4.    Issuance of Letters of Credit.
(a)    Request for Issuance. Borrower Representative shall notify Issuing Lender of a requested Letter of Credit at least three Business Days prior to the proposed issuance date. Such notice shall be irrevocable and shall specify the original face amount of the Letter of Credit requested, the Business Day of issuance of such requested Letter of Credit, whether such Letter of Credit may be drawn in a single or in partial draws, the Business Day on which the requested Letter of Credit is to expire and the beneficiary of the requested Letter of Credit. Borrower Representative shall attach to such notice the proposed form of the Letter of Credit.
(b)    Responsibilities of Agent; Issuance. As of the Business Day immediately preceding the requested issuance date of the Letter of Credit, Agent shall determine the amount of the applicable Unused Letter of Credit Subfacility and Availability. If (i) the face amount of the requested Letter of Credit is less than the Unused Letter of Credit Subfacility and (ii) the amount of such requested Letter of Credit would not exceed Availability, Agent shall so notify Issuing Lender and Issuing Lender shall, or shall cause Underlying Issuer to, issue the requested Letter of Credit on the requested issuance date so long as the other conditions hereof are met.
(c)    No Extensions or Amendment. Neither Issuing Lender or Underlying Issuer shall be obligated to extend or amend any Letter of Credit issued pursuant hereto unless the applicable conditions of Section 1.2 are met as though a new Letter of Credit were being requested and issued.

3.1.5.    Method of Making Requests. Unless a Default or an Event of Default has occurred and is continuing, (i) telephonic or electronic requests for Revolving Credit Loans to Agent shall be permitted, (ii) Issuing Lender may, in its discretion, permit electronic transmittal of requests for Letters of Credit to it, and (iii) Agent may, in Agent's discretion, permit electronic transmittal of instructions, authorizations, agreements or reports to Agent. Unless Borrower Representative specifically directs Agent or Issuing Lender in writing not to accept or act upon telephonic or electronic communications from any Borrower, neither Agent nor Issuing Lender shall have any liability to Borrowers for any loss or damage suffered by any Borrower as a result of Agent's or Issuing Lender's honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically or electronically and purporting to have been sent to Agent or Issuing Lender by any Borrower, and, so long as Agent and Issuing Lender act in good faith, neither Agent nor Issuing Lender shall have any duty to verify the origin of any such communication. Each telephonic request for a Revolving Credit Loan or Letter of Credit accepted by Agent (or Issuing Lender, as applicable) hereunder shall be promptly followed by a written or electronic confirmation of such request from Borrower Representative to Agent or Issuing Lender, as applicable.
3.1.6.    LIBOR Portions. Provided that as of both the date of the LIBOR Request and the first day of the Interest Period, no Default or Event of Default has occurred and is continuing, if Borrowers desire to obtain a LIBOR Portion, Borrower Representative shall give Agent a LIBOR Request no later than 1:00 p.m. (New York City time) on the third Business Day prior to the requested borrowing date. Each LIBOR Request shall be irrevocable and binding on Borrowers. In no event shall Borrowers be permitted to have outstanding at any one time LIBOR Portions with more than five different Interest Periods.
3.1.7.    Conversion of Base Rate Portions. Provided that as of both the date of the LIBOR Request and the first day of the Interest Period, no Default or Event of Default exists, Borrowers may, on any Business Day, convert any Base Rate Portion into a LIBOR Portion. If Borrowers desire to convert a Base Rate Portion, Borrower Representative shall give Agent a LIBOR Request no later than 1:00 p.m. (New York City time) on the third Business Day prior to the requested conversion date. After giving effect to any conversion of Base Rate Portions to LIBOR Portions, Borrowers shall not be permitted to have outstanding at any one time LIBOR Portions with more than five different Interest Periods.
3.1.8.    Continuation of LIBOR Portions. Provided that, as of both the date of the LIBOR Request and the first day of the Interest Period, no Default or Event of Default has occurred and is continuing, Borrowers may, on any Business Day, continue any LIBOR Portions into a subsequent Interest Period of the same or a different permitted duration. If Borrowers desire to continue a LIBOR Portion, Borrower Representative shall give Agent a LIBOR Request no later than 1:00 p.m. (New York City time) on the third Business Day prior to the requested continuation date. After giving effect to any continuation of LIBOR Portions, Borrowers shall not be permitted to have outstanding at any one time LIBOR Portions with more than five different Interest Periods. If Borrower Representative shall fail to give timely notice of its election to continue any LIBOR Portion or portion thereof as provided above, or if such continuation shall not be permitted, such LIBOR Portion or portion thereof, unless such LIBOR Portion shall be repaid, shall automatically be converted into a Base Rate Portion at the end of the Interest Period then in effect with respect to such LIBOR Portion.

3.2.    Payments.
The Obligations shall be payable as follows:
3.2.1.    Principal. Principal on account of Revolving Credit Loans shall be payable by Borrowers to Agent for the ratable benefit of Lenders immediately upon the earliest of (i) the receipt by Agent or any Borrower of any proceeds of any of the Collateral that are required to be paid to Agent for the ratable benefit of Lenders as a mandatory prepayment pursuant to subsection 3.3.2, subject to Borrowers' rights to reborrow such amounts in accordance with subsection 1.1.1 hereof, (ii) the receipt by Agent or any Borrower of any proceeds of any of the Collateral, to the extent of said proceeds, following the delivery by Agent of a Notice of Exclusive Control in respect of a Dominion Account (for so long as Agent's right to exclusive control resulting from the delivery of the Notice of Exclusive Control remains in effect and subject to Borrowers' rights to reborrow such amounts in accordance with subsection 1.1.1 hereof), (iii) the occurrence of an Event of Default in consequence of which Agent or Majority Lenders elect to accelerate the maturity and payment of the Obligations in accordance with this Agreement (or in consequence of which the maturity and payment of the Obligations is automatically accelerated), and (iv) termination of this Agreement pursuant to Section 4 hereof; provided, however, that, if an Overadvance shall exist at any time, Borrowers shall repay the Overadvance on demand or as provided in subsection 3.3.1 hereof. Any proceeds required to be remitted to Agent pursuant to clauses (i) or (ii) of the previous sentence shall, until received by Agent, be held as Agent's property, for its benefit and the benefit of Lenders, by each applicable Borrower as trustee of an express trust for Agent's benefit. Notwithstanding clause (ii) above, during any period when (A) Agent is exercising exclusive control of Borrowers' Dominion Account(s) pursuant to a Notice of Exclusive Control and (B) no Default or Event of Default has occurred and is continuing and (C) the proceeds of Collateral theretofore received by Agent have been applied to pay the Obligations set forth in items "first" through "fifth" of subsection 3.4.2 hereof (subject to Borrowers' rights to maintain cash in a Dominion Account to avoid prepayment of LIBOR Portions prior to the last day of an Interest Period pursuant to subsection 3.3.3 hereof), then Borrowers shall be entitled to withdraw funds from the Dominion Account(s) to pay normal operating costs of the Borrowers.
3.2.2.    Interest.
(a)    Base Rate Portion. Interest accrued on the Base Rate Portion shall be due and payable upon each of the following dates: (1) the first day of each calendar quarter (for the previous calendar quarter); (2) the occurrence of an Event of Default in consequence of which Agent or Majority Lenders elect to accelerate the maturity and payment of the Obligations in accordance with this Agreement (or in consequence of which the maturity and payment of the Obligations is automatically accelerated); and (3) the date of termination of this Agreement pursuant to Section 4 hereof.
(b)    LIBOR Portion. Interest accrued on each LIBOR Portion shall be due and payable upon each of the following dates: (1) each LIBOR Interest Payment Date; (2) the prepayment thereof (unless Borrowers shall have exercised their option under subsection 3.3.3 with respect to any applicable prepayment); (3) the occurrence of an Event of Default in consequence of which Agent or Majority Lenders elect to accelerate the maturity and payment of the Obligations in accordance with this Agreement (or in consequence of which the maturity and payment of the Obligations is automatically accelerated); and (4) the date of termination of this Agreement pursuant to Section 4 hereof.
3.2.3.    Costs, Fees and Charges. Costs, fees and charges payable pursuant to this Agreement shall be payable by Borrowers to Agent, for distribution to Lenders, as appropriate, or to any other Person designated by Agent in writing, as and when provided in this Agreement or any other Loan Document.
3.2.4.    Other Obligations. The balance of the Obligations requiring the payment of money, if any, shall be payable by Borrowers to Agent for distribution to Lenders, as appropriate, as and when provided in this Agreement or any other Loan Document or on demand, as applicable.
3.2.5.    Prepayment of/Failure to Borrow LIBOR Portions. Borrowers may prepay a LIBOR Portion only upon three Business Days' prior written notice to Agent (which notice shall be irrevocable). In the event of (i) the payment of any principal of any LIBOR Portion other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (ii) the conversion of any LIBOR Portion other than on the last day of the Interest Period applicable thereto, or (iii) the failure, on the date specified in any notice delivered pursuant hereto, to borrow, convert, continue or prepay any LIBOR Portion, then, in any such event, Borrowers shall compensate Lenders for the documented cost and expense attributable to such event, as determined by Agent in a manner consistent with its normal customs and practices.
3.3.    Mandatory and Optional Prepayments.
3.3.1.    Revolving Exposure in Excess of Borrowing Base. Unless an Overadvance is requested and granted with respect thereto pursuant to subsection 1.1.2 and the repayment thereof is not demanded by Agent pursuant to subsection 1.1.2, if at any time the outstanding Revolving Credit Loans plus the LC Exposure (other than the Cash Collateralized LC Exposure) plus Reserves exceeds the Borrowing Base, Borrowers shall immediately repay the Revolving Credit Loans to the extent required to eliminate such excess; provided, however, that, if any such excess results from a discretionary reduction in the Borrowing Base by Agent pursuant to this Agreement after the Second Restatement Effective Date including the establishment of any reserve, then the applicable Borrowers shall not be required to repay the excess before the end of the fifth Business Day after receipt of such notice.
3.3.2.    Proceeds of Sale, Loss, Destruction or Condemnation of Collateral. If any Borrower sells, leases or otherwise disposes of or transfers any of the Collateral (other than Inventory sold in the ordinary course of business) having a value in excess of $10,000,000 or if any of the Collateral having a value in excess of $10,000,000 is lost or destroyed or taken by condemnation, Borrowers shall promptly either (a) deliver to Agent a Borrowing Base Certificate showing that after giving effect to such disposition, loss, destruction, or condemnation, Availability is greater than zero, or (b) pay to Agent for the ratable benefit of Lenders as and when received by any Borrower and as a mandatory prepayment of the Loans, such amount as is needed to cause Availability to be greater than zero from the proceeds (including insurance payments but net of costs and taxes incurred in connection with such sale or event) received by such Borrower from such disposition, loss, destruction, or condemnation. Any such prepayment shall be applied to reduce the outstanding principal balance of the Revolving Credit Loans, but shall not permanently reduce the Revolving Loan Commitments.

3.3.3.    LIBOR Portions. If the application of any payment made in accordance with the provisions of Sections 3.2, 3.3 and 3.4 at a time when no Event of Default has occurred and is continuing would result in termination of a LIBOR Portion prior to the last day of the Interest Period for such LIBOR Portion, then, at Borrowers' option, the amount of such prepayment shall not be applied to reduce the outstanding principal balance of the Revolving Credit Loans, but shall instead be deposited in a Dominion Account, and the LIBOR Portion and all of Borrowers' obligations in connection therewith, including with respect to payment of principal thereof and interest thereon, shall continue as if no prepayment of such LIBOR Portion had been required or made.
3.3.4.    Optional Payments. Borrowers may, at their option from time to time upon not less than three Business Days' prior written notice from Borrower Representative to Agent in the case of LIBOR Portions and not later than 10:00 a.m., New York City time on the date of payment to Agent in the case of Base Rate Portions, repay Base Rate Portions or repay/prepay LIBOR Portions; provided that the amount of any such payment in the case of LIBOR Portions is at least $500,000 (or such lesser amount as constitutes all outstanding LIBOR Portions at such time) and in integral multiples of $100,000 above $500,000. Except for charges under subsection 3.2.5 applicable to payments of LIBOR Portions, all such payments shall be without premium or penalty.
3.3.5.    Optional Reductions of Revolving Loan Commitments. Borrowers may, at their option from time to time upon not less than three Business Days' prior written notice from Borrower Representative to Agent, terminate in whole or permanently reduce ratably in part, the unused portion of the Revolving Loan Commitments; provided, however, that each such partial reduction shall be in an amount of $5,000,000 or integral multiples of $1,000,000 in excess thereof.
3.4.    Application of Payments and Collections; Business Day Convention.
3.4.1.    Collections. All items of payment received by Agent by 2:00 p.m., New York City time, on any Business Day shall be deemed received on that Business Day. All items of payment received after 2:00 p.m., New York City time, on any Business Day shall be deemed received on the following Business Day. If as the result of collections of Accounts as authorized by subsection 6.2.4 hereof or otherwise, a credit balance exists in the Loan Account, such credit balance shall not accrue interest in favor of Borrowers, but shall be disbursed to Borrowers or otherwise at Borrower Representative's direction in the manner set forth in subsection 3.1.2, upon Borrower Representative's request at any time, so long as no Default or Event of Default has occurred and is continuing. Agent may, at its option, offset such credit balance against any of the Obligations upon and during the continuance of an Event of Default.
3.4.2.    Apportionment, Application and Reversal of Payments. Principal and interest payments shall be apportioned ratably among Lenders (according to the unpaid principal balance of the Loans to which such payments relate held by each Lender), and fees, except as otherwise provided herein or in the Fee Letter, shall be apportioned ratably among Lenders. All payments shall be remitted to Agent and shall be applied ratably among Lenders, in accordance with the provisions of this Agreement as follows: first, to pay any fees or expense reimbursements (other than amounts related to Product Obligations) then due to Agent and Lenders from Borrowers; second, to pay interest due from Borrowers in respect of all Loans, including Swingline Loans, Overadvances, and Agent Loans; third, to pay or prepay principal of Swingline Loans and Agent Loans; fourth, ratably (i) to pay or prepay principal of Loans (other than Swingline Loans and Agent

Loans, but including Overadvances) and unpaid reimbursement obligations in respect of Letters of Credit and to pay as cash collateral or a Supporting Letter of Credit in an amount equal to 105% of the outstanding LC Amount (to the extent not supported by a Supporting Letter of Credit in such amount or the LC Exposure with respect thereto is not Cash Collateralized LC Exposure) and (ii) up to the amount of the Aggregate Bank Product Reserve established prior to the occurrence of, and not in contemplation of, such payment, ratably (based on the Bank Product Reserve established for each Bank Product of a Bank Product Provider), to the Bank Product Providers for which a Bank Product Reserve has been established on account of all amounts then due and payable in respect of Product Obligations of such Bank Product Provider applicable to such Bank Product, with any balance to be paid to Agent, to be held by Agent, for the ratable benefit (based on the Bank Product Reserve established for each Bank Product of a Bank Product Provider) of the Bank Product Providers for which a Bank Product Reserve has been established, as cash collateral (which cash collateral shall be applied, ratably (based on the Bank Product Reserve established for each Bank Product of a Bank Product Provider), to the payment or reimbursement of any amounts due and payable with respect to such Product Obligations of such Bank Product Provider applicable to such Bank Product as and when such amounts first become due and payable and, if any such Product Obligation is paid or otherwise satisfied in full, the cash collateral held by Agent in respect of such Product Obligation shall be reapplied pursuant to this Section 3.4.2, beginning with the first clause hereof; and fifth, to the payment of any other Obligation (including Product Obligations not covered under the fourth clause hereof) due to Agent or any Lender by Borrowers. Any amount applied to the principal of the Loans shall be applied first, to pay or prepay principal of Base Rate Portions, and second, to pay principal of LIBOR Portions in the chronological order of expiration of the Interest Periods thereof. After the occurrence and during the continuance of an Event of Default, as between Agent and Borrowers, Agent shall have the continuing exclusive right to apply and reapply any and all such payments and collections received at any time or times hereafter by Agent against the Obligations, in such manner as Agent may deem advisable to comply with this subsection 3.4.2, notwithstanding any entry by Agent or any Lender upon any of its books and records. Nothing contained herein shall affect Agent's right to apply cash collateral to LC Obligations as provided in subsection 1.2.11.
3.4.3.    Business Day Convention. Whenever any payment, report, document, or notice hereunder shall be stated to be due on a day other than a Business Day, the due date therefor shall be extended to the next Business Day, and in the case of a payment which accrues interest, interest thereon will be payable for the period of such extension; provided, however, that if such extension would cause payment of interest on or principal of any LIBOR Portion to be made in the next calendar month, such payment shall be made on the immediately preceding Business Day.
3.5.    All Loans to Constitute One Obligation.
The Loans and LC Obligations shall constitute one general Obligation of Borrowers, and shall be secured by Agent's Lien upon all of the Collateral.
3.6.    Loan Account.
Agent shall enter all Loans as debits to a loan account (the "Loan Account") and shall also record in the Loan Account all payments made by Borrowers on any Obligations and all other amounts credited to the Loan Account as provided herein, and may record therein, in accordance with customary accounting practice, other debits and credits, including interest and all other charges and expenses properly chargeable to Borrowers under the Loan Documents if Borrowers have not paid the same when due.
3.7.    Statements of Account.
Agent will account to Borrowers monthly with a statement of Loans, charges and payments made pursuant to this Agreement during the immediately preceding month, and such accounts rendered by Agent shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that any failure by Agent to maintain and deliver such accounts or any error therein shall not affect Borrowers' obligation to repay the Obligations in accordance with the terms of this Agreement.
3.8.    Increased Costs.
If any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) adopted or implemented after the date of this Agreement and having general applicability to all banks or finance companies within the jurisdiction in which any Lender operates (excluding, for the avoidance of doubt, the effect of and phasing in of capital requirements or other regulations or guidelines passed prior to the date of this Agreement), or any change, interpretation or application after the date hereof of any law, rule, regulation, policy, guidance or direction by any governmental authority charged with the interpretation or application thereof, or the compliance of such Lender therewith (including, without limitation, in respect of any capital, liquidity or reserve requirements for banks or bank holding companies imposed by such banks or holding companies on similarly situated borrowers), shall after the date of this Agreement:
(a)    (1) subject such Lender to any tax or increase in tax rate with respect to this Agreement (other than (a) any Excluded Tax, and (b) any tax covered by subsection 2.9(a)) or (1) change the basis of taxation of payments to such Lender of principal, fees, interest or any other amount payable hereunder or under any Loan Documents (other than in respect of (a) any tax based on or measured by net income or otherwise in the nature of a net income tax, including any franchise tax or any similar tax based on net income, and (b) any tax covered by subsection 2.9(a));
(b)    impose, modify or hold applicable any reserve (except any reserve taken into account in the determination of the applicable LIBOR Rate), special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, or advances or loans by, or other credit extended by, any office of such Lender which is not otherwise included in the determination of LIBOR Rate hereunder, including pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or
(c)    impose on such Lender any other condition affecting any Loan Document;
and the result of any of the foregoing is to increase the cost to such Lender of making, renewing or maintaining Loans hereunder or the result of any of the foregoing is to reduce the rate of return on such Lender's capital as a consequence of its obligations hereunder, or the result of any of the foregoing is to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Loans, then, in any such case, Borrowers shall pay such Lender, upon demand and certification not later than 60 days following receipt of notice by Borrower Representative of the imposition of such increased costs and taxes, such additional amount as will compensate such

Lender for such additional cost and taxes or such reduction, as the case may be, to the extent such Lender has not otherwise been compensated, with respect to a particular Loan, for such increased cost as a result of an increase in the Base Rate or the LIBOR Rate; provided, that notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a "change in "law" for purposes of this Agreement regardless of the date enacted, adopted or issued. An officer of the applicable Lender shall determine the amount of such additional cost and taxes or reduced amount using reasonable averaging and attribution methods and shall certify the amount of such additional cost or reduced amount to Borrowers, which certification shall include a written explanation and details of such additional cost and taxes or reduction to Borrowers and shall contain a representation and warranty on the part of the Lender to the effect that the Lender has complied with its obligations set forth in subsection 3.13.1 to eliminate or reduce such amount. Such certification shall be conclusive absent demonstrable error.
3.9.    Suspension of LIBOR Portions.
If Agent or the Majority Lenders shall have determined that:
(i)    reasonable means do not exist for ascertaining the LIBOR Rate for any Interest Period; or
(ii)    Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank market with respect to a proposed LIBOR Portion, or a proposed conversion of a Base Rate Portion into a LIBOR Portion; or
(iii)    any applicable law, treaty, regulation or directive adopted or implemented after the date of this Agreement, or any change, interpretation or application after the date hereof in any applicable law, treaty, regulation or direction, shall make it unlawful for any Lender (for purposes of this clause (iii), the term "Lender" shall include the office or branch where such Lender or any corporation or bank then controlling such Lender makes or maintains any LIBOR Portions) to make or maintain its LIBOR Portions, or adverse or unusual conditions in, or changes in applicable law relating to, the London interbank market make it, in the reasonable judgment of Agent, impracticable to fund therein any of the LIBOR Portions, or make the projected LIBOR Rate unreflective of the actual costs of funds therefor to any Lender;
then (a) Agent or such Lender shall give Borrower Representative prompt written or electronic notice of the determination of such effect, and thereupon the obligation of Agent and Lenders to make or continue affected types of LIBOR Portions or convert Base Rate Portions to affected types of LIBOR Portions hereunder shall be suspended during the pendency of such circumstances, (b) any request for an affected type of LIBOR Portion shall be made as a Base Rate Portion unless Borrower Representative shall notify Agent, no later than 1:00 p.m. (New York City time) three Business Days prior to the date of such proposed borrowing, that the request for such borrowing shall be canceled or made as an unaffected type of LIBOR Portion, (c) any Base Rate Portion or existing

LIBOR Portion which was to have been converted to an affected type of LIBOR Portion shall be continued as a Base Rate Portion unless Borrower Representative shall notify Agent, no later than 1:00 p.m. (New York City time) three Business Days prior to the proposed conversion, that the request for such conversion shall be made as an unaffected type of LIBOR Portion, and (d) Borrowers shall, promptly upon reasonable request by Agent, convert any existing affected LIBOR Portions into Base Rate Portions or unaffected types of LIBOR Portions; provided, however, that before delivering any such notice, the affected Lender agrees to use all reasonable efforts to designate a different lending office if the making of such a designation would allow such lender to continue to perform its obligations to fund, continue or maintain LIBOR Portions and would not, in the reasonable judgment of such Lender, be significantly disadvantageous to such Lender.
3.10.    Sharing of Payments, Etc.
If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of any Loan made by it in excess of its ratable share of payments on account of Loans made by all Lenders, such Lender shall forthwith purchase from each other Lender such participation in such Loan as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each other Lender; provided, that, if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lenders the purchase price to the extent of such recovery, together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section 3.10 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of Borrowers in the amount of such participation. Notwithstanding anything to the contrary contained herein, all purchases and repayments to be made under this Section 3.10 shall be made through Agent. For the avoidance of doubt, this Section 3.10 shall not apply to payments received by a Lender from an assignee in connection with the assignment of its Loans or from a participant in connection with the sale or settlement of such participation.
3.11.    Indemnity for Returned Payments.
If after receipt of any payment which is applied to the payment of all or any part of the Obligations, Agent, any Lender, WFCF or any Affiliate of WFCF is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by Agent or such Lender and Borrowers shall be liable to pay to Agent and Lenders, and each Borrower hereby does indemnify Agent and Lenders and hold Agent and Lenders harmless for, the amount of such payment or proceeds surrendered. The provisions of this Section 3.11 shall be and remain effective notwithstanding any contrary action which may have been taken by Agent or any Lender in reliance upon such payment or application of proceeds, and any such contrary action so taken shall be without prejudice to Agent's and Lenders' rights under this Agreement and shall be deemed to have been conditioned upon such payment or application of proceeds having become final and irrevocable. The provisions of this Section 3.11 shall survive the termination of this Agreement.
3.12.    Nature and Extent of Each Borrower's Liability.
3.12.1.    Joint and Several Liability. Each Borrower shall be liable for, on a joint and several basis, all of the Loans and other Obligations, regardless of which Borrower actually may have received the proceeds of any Loans or other extensions of credit hereunder or the amount of such Loans received or the manner in which Agent or any Lender accounts for such Loans or other extensions of credit on its books and records, it being acknowledged and agreed that Loans to any Borrower inure to the mutual benefit of all Borrowers and that Agent and Lenders are relying on the joint and several liability of Borrowers in extending the Loans and other financial accommodations hereunder. Each Borrower hereby unconditionally and irrevocably agrees that upon default in the payment when due (whether at stated maturity, by acceleration or otherwise) of any principal of, or interest owed on, any of the Loans or other Obligations, such Borrower shall forthwith pay the same.
3.12.2.    Unconditional Nature of Liability. Each Borrower's joint and several liability hereunder with respect to the Loans and other Obligations shall, to the fullest extent permitted by applicable law, be the unconditional liability of such Borrower irrespective of (i) the validity, enforceability, avoidance or subordination of any of the Obligations or of any other document evidencing all or any part of the Obligations, (ii) the absence of any attempt to collect any of the Obligations from any other Borrower or any Collateral or other security therefor, or the absence of any other action to enforce the same, (iii) the waiver, consent, extension, forbearance or granting of any indulgence by Agent or any Lender with respect to any provision of any instrument executed by any other Borrower evidencing or securing the payment of any of the Obligations, or any other agreement now or hereafter executed by any other Borrower and delivered to Agent or any Lender, (iv) the failure by Agent to take any steps to perfect or maintain the perfected status of its security interest in or Lien upon, or to preserve its rights to, any of the Collateral or other security for the payment or performance of any of the Obligations or Agent's release of any Collateral or of its Liens upon any Collateral, (v) Agent's or Lenders' election, in any proceeding instituted under the Bankruptcy Code, for the application of Section 1111(b)(2) of the Bankruptcy Code, (vi) any borrowing or grant of a security interest by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code, (vii) the release or compromise, in whole or in part, of the liability of any other Borrower for the payment of any of the Obligations, (viii) any increase in the amount of the Obligations beyond any limits imposed herein or in the amount of any interest, fees or other charges payable in connection therewith, in each case, if consented to by Borrower Representative, or any decrease in the same, (ix) the disallowance of all or any portion of Agent's or any Lender's claims against any other Borrower for the repayment of any of the Obligations under Section 502 of the Bankruptcy Code, or (x) any other circumstance that might constitute a legal or equitable discharge or defense of any other Borrower. After the occurrence and during the continuance of any Event of Default, Agent may proceed directly and at once, without notice to any Borrower (except as provided herein), against any or all of Borrowers to collect and recover all or any part of the Obligations, without first proceeding against any other Borrower or against any Collateral or other security for the payment or performance of any of the Obligations, and each Borrower waives any provision that might otherwise require Agent under applicable law to pursue or exhaust its remedies against any Collateral or other Borrower before pursuing another Borrower.

Each Borrower consents and agrees that Agent shall be under no obligation to marshal any assets in favor of any Borrower or against or in payment of any or all of the Obligations.
3.13.    Lender's Obligation to Mitigate; Replacement of Lenders.
3.13.1.    Lender's Obligation to Mitigate. If any Lender requests compensation under Section 3.8, or if Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.9, then such Lender shall use all commercially reasonable efforts (subject to applicable legal and regulatory restrictions) to mitigate or eliminate the amount of such compensation or additional amount, including by designating a different lending office for funding or booking its Loans hereunder or by assigning its rights and obligations hereunder to another of its offices, branches or Affiliates; provided that no Lender shall be required to take any action pursuant to this Section 3.13 unless, in the reasonable judgment of such Lender, such designation or assignment or other action (i) would eliminate or reduce amounts payable pursuant to Section 3.8 or 2.9, as the case may be, in the future, (ii) would not subject such Lender to any material unreimbursed cost or expense and (iii) would not otherwise be materially disadvantageous to such Lender. Borrowers shall pay all reasonable and documented costs and expenses incurred by a Lender in connection with any such designation or assignment.
3.13.2.    Replacement of Lenders. If (a) any Lender requests compensation under Section 3.8, or if Borrowers are required to pay any additional amount to an Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.9, or (b) any Lender defaults in its obligation to fund Loans hereunder, then Borrowers may, at their sole expense and effort, upon notice to such Lender and Agent, require such Lender to assign, without recourse (in accordance with and subject to the restrictions contained in Section 12), all its interests, rights and obligations under this Agreement to an assignee that shall accept such assignment and assume such obligations (which assignee may be another Lender, if such assignee Lender accepts such assignment); provided, that: (i) the replacement Lender shall be (a) an existing Lender or (b) another financial institution reasonably acceptable to Agent; (ii) the assigning Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in unreimbursed Letter of Credit disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrowers (in the case of all other amounts); (iii) the assignee shall execute an Assignment and Acceptance Agreement pursuant to which it shall become a party hereto as provided in subsection 12.1.1; and (iv) in the case of any such assignments resulting from a claim for compensation under Section 3.8 or payments required to be made pursuant to Section 2.9, such assignment will result in a reduction in such compensation or payments. Upon compliance with the provisions for assignment provided in subsection 12.1.1 and this subsection 3.13.2, such assignee shall constitute a "Lender" hereunder and the Lender being so replaced shall no longer constitute a "Lender" hereunder. A Lender shall not be required to make any such assignment if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrowers to require such assignment cease to apply.

SECTION 4. TERM AND TERMINATION
4.1.    Term of Agreement.
This Agreement shall be in effect from and including the Second Restatement Effective Date, through and including the Stated Termination Date (the "Term"), unless earlier terminated as provided in Section 4.2 hereof.
4.2.    Termination.
4.2.1.    Termination by Agent or Lenders. Agent may, and at the direction of Majority Lenders shall, terminate this Agreement immediately without notice (other than any notice required by Section 10) upon the occurrence and during the continuance of an Event of Default.
4.2.2.    Termination by Borrowers. Upon at least five days' prior written notice to Agent and Lenders, Borrower Representative may, at its option, terminate this Agreement; provided, however, that no such termination shall be effective until Borrowers have paid (or collateralized to Agent's reasonable satisfaction) all of the Obligations in immediately available funds, all Letters of Credit have expired, terminated or have been collateralized in accordance with subsection 1.2.10 and Borrowers have complied with subsection 3.2.5. Any notice of termination given by Borrower Representative shall be irrevocable unless all Lenders otherwise agree in writing and no Lender shall have any obligation to make any Loans or issue or procure any Letters of Credit on or after the termination date stated in such notice; provided, however, that any such notice of termination may state that it is conditioned upon the availability of an alternate or replacement credit facility, and that if an alternate or replacement credit facility is not obtained, such notice of termination may be revoked by Borrower Representative. Borrower Representative may elect to terminate this Agreement in its entirety only. No section of this Agreement or type of Loan available hereunder may be terminated singly.
4.2.3.    Effect of Termination. All of the Obligations shall be immediately due and payable upon the termination date stated in any notice of termination of this Agreement. All undertakings, agreements, covenants, warranties and representations of Borrowers contained in the Loan Documents shall survive any such termination and Agent shall retain its Liens in the Collateral and Agent and each Lender shall retain all of its rights and remedies under the Loan Documents notwithstanding such termination until all Obligations have been discharged or paid, in full, in immediately available funds, including all Obligations under subsection 3.2.5 resulting from such termination.
SECTION 5. SECURITY INTERESTS
5.1.    Security Interest in Collateral.
To secure the prompt payment and performance to the Secured Parties of the Obligations, each Borrower hereby grants to Agent, for the benefit of the Secured Parties, a continuing lien upon and security interest in all of the following assets of such Borrower, whether now owned or existing or hereafter created, acquired or arising and wheresoever located:

(i)    Accounts;
(ii)    the Dominion Accounts (including any Deposit Account set forth on Schedule 5.1) and any other Controlled Investment Accounts; and
(iii)    Inventory;
together with all books, records, writings, data bases, information, Documents, and Supporting Obligations directly relating to or evidencing, embodying, or incorporating any of the foregoing, and all Proceeds of and from any of the foregoing.
5.2.    Excluded Collateral.
Collateral shall not include real property, Fixtures, Equipment, Securities of Subsidiaries, the Proceeds and products of any of the foregoing Property or any other Property not specifically designated as Collateral hereby.
5.3.    Lien Perfection; Further Assurances.
Subject to the provisions of Section 6 hereof, Borrowers shall promptly execute such instruments, assignments or documents and take such other actions as are necessary or are reasonably requested by Agent to perfect or to continue the perfection of Agent's security interest in the Collateral and to ensure priority of such security interest (subject to Permitted Liens). Each Borrower hereby authorizes Agent to file financing statements that indicate the Collateral as being of an equal or lesser scope, or with greater or lesser detail, than as set forth in Section 5.1. Each Borrower also hereby ratifies its authorization for Agent to have filed in any jurisdiction any such financing statements or amendments thereto if filed prior to the date hereof. At Agent's reasonable request, each Borrower shall also promptly execute or cause to be executed and shall deliver to Agent any and all documents, instruments and agreements to give effect to or carry out the terms or intent of the Loan Documents.
SECTION 6. COLLATERAL ADMINISTRATION
6.1.    General.
6.1.1.    Location of Collateral. Except as otherwise permitted below in this subsection 6.1.1, all Collateral will at all times be kept by Borrowers at one or more of the business locations set forth in Schedule 6.1.1 hereto, as updated by Borrowers by providing prompt written notice to Agent of any new location. With respect to any Inventory of Borrowers located in the United States but stored or consigned on real property not owned or leased by a Borrower, the applicable Borrower shall use commercially reasonable efforts to obtain a Bailee Certificate from the owner of such real property. Borrowers shall not be required to comply with the provisions of this subsection 6.1.1 (a) in respect of any location at which no Collateral other than Inventory having a value of less than $250,000 is kept, and (b) in respect of Inventory which is in transit.
6.1.2.    Insurance of Collateral. Borrowers shall maintain insurance (subject to customary deductibles) with financially sound and reputable insurance carriers upon their properties and assets and with respect to the business of Borrowers against such risks and in such amounts as is customary for similar businesses (it being understood that Borrowers' insurance complies with the foregoing requirements as of the Second Restatement Effective Date). Each policy of property insurance covering the Borrowers' inventory shall name Agent as loss payee as its interest may appear and shall contain a clause requiring the insurer to give not less than 10 days' prior written notice to Agent in the event of cancellation of the policy for nonpayment of premium and not less than 30 days' prior written notice to Agent in the event of cancellation of the policy for any other reason and a clause reasonably satisfactory to Agent to the effect that the interest of Agent shall not be impaired or invalidated by any act or neglect of any Borrower or any of its Subsidiaries. On the Second Restatement Effective Date and within 30 days after each renewal or replacement of the policies required to be carried hereby, Borrowers shall deliver to Agent an insurance certificate in form and substance reasonably satisfactory to Agent. Unless Borrowers provide Agent with the insurance certificate required by this subsection 6.1.2, in addition to the other rights and remedies Agent or Lenders may have, Agent may purchase insurance (subject to customary deductibles) at Borrowers' expense to protect Agent's interests in the Collateral for the benefit of the Secured Parties. Agent shall cancel such insurance promptly following receipt of satisfactory evidence that Borrowers have obtained insurance as required by this Agreement.
6.1.3.    Protection of Collateral. Neither Agent nor any Lender shall be liable or responsible in any way for the safekeeping of any of the Collateral or for any loss or damage thereto (except for reasonable care in the custody thereof while any Collateral is in Agent's or any Lender's actual possession) or for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other person whomsoever, but, as among Borrowers, Agent and Lenders, the same shall be at Borrowers' sole risk.
6.2.    Administration of Accounts.
6.2.1.    Records, Schedules and Assignments of Accounts. Borrowers shall keep accurate and complete records of their Accounts and all payments and collections thereon.
6.2.2.    Account Verification. Any of Agent's officers, employees or agents shall have the right, at any time or times hereafter, in the name of Agent, any designee of Agent or any Borrower, to verify the validity, amount or any other matter relating to any Accounts by mail, telephone, electronic communication or otherwise; provided, that so long as no Default or Event of Default exists, any verification of Accounts by Agent shall be telephonically in the presence of a representative of a Borrower. Borrowers shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process.
6.2.3.    Maintenance of Dominion Account. Borrowers shall establish Deposit Accounts with Wells Fargo, subject to Blocked Account Agreements (each such Deposit Account subject to a Blocked Account Agreement, a "Dominion Account"). Each Blocked Account Agreement shall provide that Wells Fargo shall comply with instructions originated by Agent directing disposition of the funds in the applicable Dominion Account or Accounts without further consent by the applicable Borrower, and that, following receipt by it of a notice of exclusive control (a "Notice of Exclusive Control") from Agent, (a) such bank shall not permit any funds or other assets to be transferred or withdrawn by any Borrower from such Dominion Account or Accounts, (b) such bank shall only comply with the instructions of Agent and no longer comply with instructions of any Borrower in respect of such Dominion Account or Accounts, and (c) such bank shall transfer all payments or other remittances received in the Dominion Account or Accounts to Agent's account for application on account of the Obligations as provided in subsection 3.2.1 and

Section 3.4. Agent agrees that (x) it shall not deliver a Notice of Exclusive Control unless a Default or Event of Default has occurred and is continuing at the time or Availability is less than the Covenant Trigger Amount at any time, and (y) it shall provide Borrower Representative with prompt notice of its delivery of a Notice of Exclusive Control, which notice shall include a statement specifying with particularity that a Default or Event of Default has occurred and is continuing and the nature of the Default or Event of Default or that Availability has been less than the Covenant Trigger Amount; provided that the failure of Agent to deliver such notice to Borrowers shall not in any manner affect the validity and enforceability of any Notice of Exclusive Control; and provided, further that Agent's exclusive control shall be rescinded at such time no Default or Event of Default shall have occurred and be continuing and Availability equals or exceeds the Covenant Trigger Amount for 60 consecutive days. Agent shall have no obligation to deliver a Notice of Exclusive Control. Agent assumes no responsibility for such blocked account arrangements, including any claim of accord and satisfaction or release with respect to deposits accepted by any bank thereunder.
6.2.4.    Collection of Accounts, Proceeds of Collateral. Each Borrower agrees that all invoices and other requests made by any Borrower for payment in respect of Accounts shall contain a written statement directing payment in respect of such Accounts to be paid to a lockbox or Dominion Account established pursuant to subsection 6.2.3. If at any time a Borrower receives remittances on account of Accounts or any Proceeds of Collateral (including, without limitation, insurance proceeds) other than by direct payment to a Dominion Account, such Borrower shall cause such remittances or Proceeds to be deposited in a Dominion Account as soon as practicable. If an Event of Default exists, any direct payments to an Existing Account shall be transferred to a Dominion Account within one Business Day of receipt thereof. Agent retains the right at all times after the occurrence and during the continuance of an Event of Default to notify Account Debtors that Borrowers' Accounts have been assigned to Agent and to collect Borrowers' Accounts directly in its own name, or in the name of Agent's agent, and to charge the collection costs and expenses, including attorneys' fees, to Borrowers.
6.2.5.    Taxes. If an Account includes a charge for any tax payable to any Governmental Authority, Agent is authorized, in its sole discretion, after the occurrence and during the continuance of an Event of Default, to pay the amount thereof to the proper Governmental Authority for the account of the applicable Borrower and to charge Borrowers therefor, except for taxes that (i) are being actively contested in good faith and by appropriate proceedings and with respect to which Borrowers maintain reserves on its books therefor in accordance with GAAP and (ii) would not reasonably be expected to result in any Lien other than a Permitted Lien. In no event shall Agent or any Lender be liable for any taxes to any Governmental Authority that may be due by any Borrower.
6.2.6.    Controlled Investment Accounts. Agent agrees that it shall not exercise control over any Controlled Investment Account or give any entitlement orders or other instructions or directions to any securities intermediary or any bank with respect to securities or funds in any Controlled Investment Account unless a Default or Event of Default has occurred and is continuing; provided, that Agent's exercise of control shall be rescinded at such time no Default or Event of Default shall have occurred and be continuing for a period of 30 consecutive days.
6.3.    Administration of Inventory.
Borrowers shall keep records of their Inventory which records shall be complete and accurate in all material respects, and shall conduct a physical inventory no less frequently than annually.

6.4.    Payment of Charges.
All amounts properly chargeable to Borrowers under this Section 6 shall be Obligations, shall be payable on demand and shall bear interest from the date such advance was made until paid in full at the rate applicable to Base Rate Portions from time to time.
SECTION 7. REPRESENTATIONS AND WARRANTIES
7.1.    General Representations and Warranties.
To induce Agent and each Lender to enter into this Agreement and to make advances hereunder, Borrowers represent and warrant to Agent and each Lender, on a joint and several basis, that:
7.1.1.    Organization, Existence and Qualification. Each Loan Party is a corporation, general partnership, limited partnership, or limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Each Loan Party is duly qualified and is authorized to do business and is in good standing as a foreign limited liability company, limited partnership or corporation, as applicable, in all states and jurisdictions in which the failure of such Loan Party to be so qualified would reasonably be expected to have a Material Adverse Effect.
7.1.2.    Power and Authority; No Conflict. Each Loan Party has all requisite power and authority to conduct its business as currently conducted and own its Property and is duly authorized and empowered to enter into, execute, deliver and perform each of the Loan Documents to which it is a party. The execution, delivery and performance by each Loan Party of each of the Loan Documents to which it is a party have been duly authorized by all necessary corporate or other relevant action and do not and will not: (i) contravene, violate or result in a breach of or default under (a) any Loan Party's charter, articles or certificate of incorporation, certificate of formation, bylaws, limited liability company or partnership agreement, or other organizational documents (as the case may be), (b) any provision of any law, rule, regulation, order of any Governmental Authority, writ, judgment, injunction, decree, determination or award in effect having applicability to such Loan Party, the violation of which would reasonably be expected to have a Material Adverse Effect, or (c) any indenture or loan or credit agreement or any other agreement, lease or instrument binding on a Loan Party or its Properties, the breach of or default under which would reasonably be expected to have a Material Adverse Effect; or (ii) result in, or require, the creation or imposition of any Lien (other than Permitted Liens) upon or with respect to any of the Collateral now owned or hereafter acquired by such Loan Party.
7.1.3.    Legally Enforceable Agreement. This Agreement is, and each of the other Loan Documents when executed and delivered will be, a legal, valid and binding obligation of each Loan Party party hereto or thereto, enforceable against it in accordance with its respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, or fraudulent transfer laws, or other similar laws affecting creditors' rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
7.1.4.    Organizational Structure. Schedule 7.1.4 hereto contains, as of the date of this Agreement, a true and complete organizational structure chart of the Loan Parties and their respective Subsidiaries, which organizational structure chart includes the exact legal name of each Loan Party and each of its Subsidiaries and the percentage of Voting Stock owned by each owner of Voting Stock of each such entity (other than Century).
7.1.5.    Names; Organization. Except as set forth on Schedule 7.1.5, none of Borrowers has within the five years immediately preceding the Second Restatement Effective Date (a) used any legal, fictitious or trade names, or (b) been the surviving entity of a merger or consolidation or acquired all or substantially all of the assets of any Person. Each of each Borrower's state(s) of incorporation or organization, Type of Organization and Organizational I.D. Number is set forth on Schedule 7.1.5.
7.1.6.    Business Locations; Inventory. Each of each Borrower's chief executive office, location of books and records and other places of business are as listed on Schedule 6.1.1 hereto, as updated from time to time by Borrowers in accordance with the provisions of subsection 6.1.1. Except as shown on Schedule 6.1.1 hereto, as updated from time to time by Borrowers in accordance with the provisions of subsection 6.1.1, no Inventory with a value in excess of $250,000 is stored with a bailee, distributor, warehouseman or similar party, nor is any Inventory consigned to any Person.
7.1.7.    Title to Properties; Priority of Liens. Each Borrower has good title to all of the Collateral owned by it from time to time free and clear of all Liens except Permitted Liens. The provisions of this Agreement and the other Loan Documents create valid Liens on the Collateral in favor of Agent, for the ratable benefit of the Secured Parties, and upon the filing of the financing statements and the consummation of the other actions listed on Schedule 7.1.7 hereto, such Liens on the Collateral shall be perfected Liens having priority over all other Liens on the Collateral other than Permitted Liens having priority by operation of law.
7.1.8.    Financial Statements; Absence of Material Adverse Change; Fiscal Year. Borrowers have delivered to Agent the (a) audited financial statements of Century and its Subsidiaries as of December 31, 2017, on a Consolidated basis prepared in accordance with GAAP, (b) unaudited interim financial statements of Century and its Subsidiaries as of March 31, 2018, on a Consolidated basis prepared in accordance with GAAP, and (c) unaudited interim financial statements of Borrowers and Guarantors as of March 31, 2018, on a consolidating basis. All such financial statements present fairly in all material respects the financial positions of such Persons at such dates and the results of such Persons' operations for such periods. As of the date of this Agreement, since December 31, 2017, there has been no material adverse change in the financial position of Century and its Subsidiaries, taken as a whole. The fiscal year of each Borrower and Guarantor ends on December 31 of each year.
7.1.9.    Full Disclosure. Neither the Loan Documents nor the financial statements made or delivered by any Loan Party to Agent or any Lender on or prior to the date of this Agreement contain any untrue statement of a material fact or omit a material fact necessary to make such statements or information not misleading in light of the circumstances under which such statements were made; provided that with respect to any projections furnished to Agent or the Lenders, Borrowers represent only that such information was prepared in good faith based upon assumptions and estimates believed by Borrowers to be reasonable at the time made in light of the circumstances when made, it being recognized by Agent and the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results by a material amount.
7.1.10.    Solvency. Each Loan Party (other than an Insignificant Subsidiary) is, and, after giving effect to the initial Loans and any other Loans made hereunder and the initial Letters of Credit and any other Letters of Credit to be issued hereunder and all related transactions, will be, Solvent.
7.1.11.    Taxes. Each Borrower (a) has filed all federal, state and local tax returns and other reports relating to taxes it is required by law to file and except for any such filing the failure of which to file would not reasonably be expected to have a Material Adverse Effect, and (b) has paid, or made provision for the payment of, all taxes, assessments, fees, levies and other governmental charges upon it, its income and Properties, except for (i) any such payment or provision the failure of which to pay or make would not reasonably be expected to have a Material Adverse Effect, and (ii) taxes that are being actively contested in good faith and by appropriate proceedings and with respect to which such Borrower maintains reserves on its books therefor in accordance with GAAP.
7.1.12.    Intellectual Property Relating to Inventory. Each Borrower owns, possesses or licenses or has the right to use all material Intellectual Property necessary in such Borrower's reasonable judgment for the production, processing, use, and sale or other disposition of its Inventory (its "Inventory IP") without any known infringement upon the intellectual property rights of others, except for any such infringement that as would not reasonably be expected to have a Material Adverse Effect.
7.1.13.    Governmental Consents. Each Loan Party has, and is in good standing with respect to, all governmental consents, approvals, licenses, authorizations, permits, certificates, inspections and franchises necessary to continue to conduct its business as heretofore or proposed to be conducted by it and to own or lease and operate its Properties as now owned or leased by it, except where any failure to so possess, have, or maintain any of the foregoing would not reasonably be expected to have a Material Adverse Effect.
7.1.14.    Compliance with Laws. Each Loan Party has duly complied, and its Properties, business operations and leaseholds are in compliance with, the provisions of all federal, state and local laws, rules and regulations applicable to such Borrower, its Properties or the conduct of its business, except for any such non-compliance that would not reasonably be expected to have a Material Adverse Effect. There have been no citations, notices or orders of noncompliance with any applicable laws issued by any Governmental Authority to any Loan Party under any such law, rule or regulation, except for any such citations, notices or orders in respect of noncompliance the failure to comply with which would not reasonably be expected to have a Material Adverse Effect.
7.1.15.    Restrictive Agreements. No Loan Party is a party to or subject to any Restrictive Agreements.
7.1.16.    Litigation. Except as set forth on Schedule 7.1.16 hereto or in Century's form 10-K or any form 10-Q filed with the SEC on or after March 31, 2018 and before the Second Restatement Effective Date, there are no actions, suits, proceedings or investigations pending, or to the knowledge of any Borrower, threatened, against or directly affecting any Loan Party, or the business, operations, Properties, prospects, profits or condition of any Loan Party, which, individually or in the aggregate would reasonably be expected to be adversely determined, and, if adversely determined, would reasonably be expected to have a Material Adverse Effect. No Loan Party is in default with respect to any order, writ, injunction, judgment, decree or rule of any Governmental Authority, which default, individually or in the aggregate, if not cured, would reasonably be expected to have a Material Adverse Effect.
7.1.17.    ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to have a Material Adverse Effect.
7.1.18.    No Defaults. As of the Second Restatement Effective Date, no event has occurred and no condition exists which would, upon or after the execution and delivery of the Loan Documents or any Loan Party's performance hereunder, constitute a Default or an Event of Default.
7.1.19.    Related Businesses. As of the Second Restatement Effective Date, Borrowers are primarily engaged in the business of producing value-added and standard-grade primary aluminum products, bauxite mining, and alumina refining and businesses and activities related thereto.
7.1.20.    Margin Regulations. No Loan Party is engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.
7.1.21.    Regulated Entities. No Borrower, nor any Subsidiary of any Borrower, is an "investment company" within the meaning of the Investment Company Act of 1940. No Borrower or Subsidiary of any Borrower is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, or the Interstate Commerce Act.
7.1.22.    Patriot Act. To the extent applicable, each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the "Patriot Act").
7.1.23.    Century Kentucky, Inc. Century Kentucky, Inc. has no business operations, assets (other than amounts due from affiliates) or activities, other than those incidental to the conduct of its business as a holding company.
7.1.24.    Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws. No Loan Party or any of its Subsidiaries is in violation of any Sanctions. No Loan Party nor any of its Subsidiaries, nor, to the knowledge of such Loan Party, any director, officer, employee, agent or Affiliate of such Loan Party or such Subsidiary (a) is a Sanctioned Person or a Sanctioned Entity, (b) has any assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. Each of the Loan Parties and its Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Loan Parties and its Subsidiaries, and to the knowledge of each such Loan Party, each director, officer, employee, agent and Affiliate of each such Loan Party and each such Subsidiary, is in compliance with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. No proceeds of any Loan made or Letter of Credit issued hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity, or otherwise used in any manner that would result in a violation of any Sanction, Anti-Corruption Law or Anti-Money Laundering Law by any Person (including any Lender, Bank Product Provider, or other individual or entity participating in any transaction).
7.2.    Reaffirmation of Representations and Warranties.
Borrowers acknowledge that each Loan request made or deemed made hereunder shall constitute Borrowers' reaffirmation, as of the date of each such Loan request, of the truth and correctness in all material respects of each representation and warranty made or furnished to Agent or any Lender by or on behalf of any Loan Party in each of the Loan Documents (except to the extent any such representation or warranty expressly relates to an earlier date, in which case such reaffirmation shall be of the truth and correctness in all material respects of such representation or warranty as of such earlier date).
7.3.    Survival of Representations and Warranties.
All representations and warranties of Borrowers contained in this Agreement or any of the other Loan Documents shall survive the execution, delivery and acceptance thereof by Agent and each Lender and the parties thereto and the closing of the transactions described therein or related thereto.
SECTION 8. COVENANTS AND CONTINUING AGREEMENTS
8.1.    Affirmative Covenants.
During the Term, and thereafter for so long as there are any Obligations outstanding (other than contingent indemnity and expense reimbursement obligations for which no claim has been made) and the Revolving Loan Commitments have not been terminated, Borrowers jointly and severally covenant that they shall, unless otherwise consented to by Majority Lenders in writing in accordance with subsection 12.2.1:
8.1.1.    Visits and Inspections. Subject to the limitations set forth in Section 2.6 and Section 6 permit representatives of Agent, and during the continuance of any Default or Event of Default any Lender, from time to time, as often as may be reasonably requested, but only during normal business hours and without undue interruption of normal business activities, to visit and inspect the facilities of each Loan Party, inspect and make extracts from its books and records, appraise the Collateral, and discuss with its officers, each Loan Party's business, assets, liabilities, financial condition and results of operations. Agent, if no Default or Event of Default then exists, shall give the Loan Parties reasonable prior written notice of any such inspection.
8.1.2.    Notices. Promptly, and in any event within three Business Days after a Responsible Officer of any Borrower obtains knowledge thereof, notify Agent in writing of the occurrence of (i) any Default or Event of Default, and (ii) any development that has had, or would reasonably be expected to have, a Material Adverse Effect.

8.1.3.    Records and Books; Financial Statements. Keep adequate records and books of account with respect to its business activities in which proper entries are made in accordance with customary accounting practices reflecting its financial transactions; and cause to be prepared and furnished to Agent, the following:
(a)    not later than 90 days after the close of each fiscal year of Borrowers, (A) unqualified (except for a qualification for a change in accounting principles with which the accountant concurs) audited financial statements (such financial statements to include a balance sheet, income statement, and statement of cash flow) of Century and its Subsidiaries as of the end of such year, on a Consolidated basis, certified by Deloitte & Touche or another firm of independent certified public accountants of recognized standing selected by Borrowers and reasonably acceptable to Agent (which financial statements (1) shall be prepared in accordance with GAAP, applied on a consistent basis, unless Borrowers' certified public accountants concur in any change therein and such change is disclosed to Agent and is consistent with GAAP, and (2) shall not contain any paragraph of emphasis or explanatory note calling in to question the ability of Century to continue as a going concern), and (B) unaudited financial statements (consisting of a balance sheet and income statement) of Century and its Subsidiaries for such fiscal year, on a consolidating basis certified by a Financial Officer of Century as fairly presenting in all material respects the financial position and results of operations of Century and its applicable Subsidiaries for such fiscal year, subject only to changes from audit and year-end adjustments and except that such statements need not contain notes, it being understood that the income statement and balance sheet shall show eliminations/reclassifications on a consolidated basis for Century and its Subsidiaries to the consolidated income statement and balance sheet of Century;
(b)    not later than 45 days after the end of Borrowers' first three fiscal quarters of each fiscal year and 60 days after the end of Borrowers' last fiscal quarter of each fiscal year, unaudited interim financial statements (consisting of a consolidating balance sheet and income statement and a consolidated statement of cash flow) of Century and its Subsidiaries (which financial statements shall be prepared in accordance with GAAP, applied on a consistent basis, unless Borrowers' certified public accountants concur in any change therein and such change is disclosed to Agent and is consistent with GAAP), in each case as of the end of such fiscal quarter and for the portion of the fiscal year then elapsed, and in each case certified by a Financial Officer of Century as fairly presenting in all material respects the financial position and results of operations of Century and its applicable Subsidiaries for such quarter and period subject only to changes from audit and year-end adjustments and except that such statements need not contain notes, it being understood that the income statement and balance sheet shall show eliminations/reclassifications on a consolidated basis for Century and its Subsidiaries to the consolidated income statement and balance sheet of Century;
(c)    not later than 30 days after the end of each month, including the last month of Borrowers' fiscal year, unaudited interim financial statements (consisting of a balance sheet and income statement) of Century and its Subsidiaries, on a consolidating basis, in each case as of the end of such month and for the portion of the fiscal year then elapsed, and in each case certified by a Financial Officer of Century as fairly presenting in all material respects the financial position and results of operations of Century and its applicable Subsidiaries for such month and period subject only to changes from audit and year-end adjustments and except that such statements need not contain notes, it being understood that the income statement and balance sheet shall show eliminations/reclassifications on a consolidated basis for Century and its Subsidiaries to the consolidated income statement and balance sheet of Century; provided, that any certification required to be delivered pursuant to this subsection (c) shall be qualified in that the Financial Officer of Century shall make no representation as to any elimination adjustments included in such financial statements;
(d)    promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports of a financial nature which Borrower Representative has made available to its Securities holders generally and copies of any regular, periodic and material special reports or registration statements which Borrower Representative or any of its Subsidiaries files with the SEC or any Governmental Authority which may be substituted therefor or any national securities exchange; and
(e)    promptly after request, such other data and information (financial and otherwise) as Agent or a Lender may reasonably request from time to time, bearing upon or related to the Collateral or Borrowers' financial condition or results of operations.
Information required to be furnished pursuant to subsections 8.1.3(a), (b) and (d) above shall be deemed to have been delivered on the date on which Century provides notice to Agent that such information has been posted on Century's website on the Internet at the website address listed on the signature pages hereof, at sec.gov/edaux/searches.htm or at another website identified in such notice and accessible by Lenders without charge; provided that (A) such notice may be included in a certificate delivered pursuant to subsection 8.1.3(b), and (B) Borrowers shall deliver paper copies of the information referred to in subsections 8.1.3(a), (b) and (d) to Agent if Agent requests delivery thereof.
Concurrently with furnishing the financial statements described in subsections 8.1.3(a), (b) and (c), or more frequently if reasonably requested by Agent, Borrowers shall cause to be prepared and furnished to Agent a Compliance Certificate.
8.1.4.    Borrowing Base Certificates. On or before the 15th day of the first month following the end of each fiscal quarter of Borrowers (or, (i) at any time Availability falls below the Monthly Reporting Trigger Amount, monthly (no later than the 15th day of each fiscal month of Borrowers) until Availability exceeds the Monthly Reporting Trigger Amount for 60 consecutive days, or (ii) at any time Availability falls below the Weekly Reporting Trigger Amount, weekly (no later than the third Business Day of each week) until Availability exceeds the Weekly Reporting Trigger Amount for 60 consecutive days), Borrower Representative shall deliver to Agent a Borrowing Base Certificate as of the last day of the immediately preceding fiscal quarter (or month or week, as applicable). Each Borrowing Base Certificate shall contain a schedule providing details for any FIFO reserve or LCM (lower of cost or market) adjustments. Within 45 days after the end of each fiscal quarter of Century, Borrowers shall provide a reconciliation of the FIFO reserves and LCM adjustments reflected in the Borrowing Base Certificate as of the end of such fiscal quarter to the FIFO reserves and LCM adjustments reflected on Century's consolidated balance sheet as of the last day of such fiscal quarter, together with such other information as Agent shall reasonably request to substantiate the FIFO reserves and LCM adjustments reflected in the Borrowing Bases delivered during such fiscal quarter. If Borrowers deem it advisable, Borrowers may execute and deliver to Agent Borrowing Base Certificates more frequently than as required pursuant to this subsection 8.1.4 (including, without limitation, for purposes of evidencing compliance with Section 8.2.18 at any time when Borrowers are delivering monthly Borrowing Base Certificates, an updated Borrowing Base Certificate reflecting the Qualified Cash Amount, the amount of outstanding Revolving Credit Loans and the LC Exposure as of such date). Borrowers shall also deliver to Agent the reports set forth on Schedule 8.1.4 at the times specified therein.
8.1.5.    Projections. No later than the first day of each fiscal year of Century, deliver to Agent Projections for Century and its Subsidiaries, on a Consolidated basis, and for Borrowers and Guarantors, on a Consolidated basis, covering such fiscal year on a month-by-month basis.
8.1.6.    Taxes and Other Obligations. (a) File when due all tax returns and other reports which any of them are required to file and the failure of which to file would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; (b) pay, or provide for the payment when due of, all taxes, fees, assessments and other governmental charges against it or upon its property, income and franchises, the failure of which to pay would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; and (c) pay when due all Indebtedness owed by it and all claims of materialmen, mechanics, carriers, warehousemen, landlords, processors and other like Persons, and all other indebtedness owed by it and perform and discharge in a timely manner all other obligations undertaken by it, in each case the failure of which to pay, perform, or discharge would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
8.1.7.    Legal Existence and Good Standing. Maintain their respective legal existences and qualifications and good standing in all jurisdictions in which the failure to maintain such existence and qualification or good standing would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
8.1.8.    Compliance with Law. Comply with all Requirements of Law of any Governmental Authority having jurisdiction over them or their businesses except where the failure to comply with such Requirements of Law would not reasonably be expected to have a Material Adverse Effect.
8.1.9.    Maintenance of Property and Licenses. (a) Maintain all of their Property material to the conduct of their businesses in good operating condition and repair, ordinary wear and tear excepted, and (b) obtain and maintain in effect at all times all franchises, governmental authorizations, Intellectual Property rights, licenses, and permits, in each case which are necessary for them to own their Property or conduct their business, except where the failure to obtain and/or maintain any of the foregoing would not be reasonably expected to have a Material Adverse Effect.
8.1.10.    Fixed Charge Coverage Ratio. Maintain a Fixed Charge Coverage Ratio, measured for the 12 month period ending on the last day of each fiscal month during a Covenant Testing Period (including the first and last day thereof (if such last day is the last day of a fiscal month)) of at least 1.0 to 1.0.

8.1.11.    Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws. Each Loan Party will, and will cause each of its Subsidiaries to comply with all applicable Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Loan Parties and its Subsidiaries shall implement and maintain in effect policies and procedures designed to ensure compliance by the Loan Parties and their Subsidiaries and their respective directors, officers, employees, agents and Affiliates with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Loan Parties shall and shall cause their respective Subsidiaries to comply with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.
8.2.    Negative Covenants.
During the Term, and thereafter for so long as there are any Obligations outstanding (other than contingent indemnity and expense reimbursement obligations for which no claim has been made) and the Revolving Loan Commitments have not been terminated, Borrowers covenant that they shall not, unless otherwise consented to by Majority Lenders in writing in accordance with subsection 12.2.1:
8.2.1.    Mergers; Consolidations; Acquisitions; Structural Changes. Merge or consolidate with any Person; nor change their states of incorporation or organization, Types of Organization or Organizational I.D. Numbers; nor change their legal names; nor acquire all or any substantial part of the Properties of any Person, except for:
(i)    (a) mergers of any Loan Party into a Borrower where the Borrower is the surviving entity and (b) mergers of any Person into a Borrower where the Borrower is the surviving entity, so long as such merger constitutes an investment that satisfies the criteria of clause (xii) of the definition of Restricted Investment;
(ii)    acquisitions of assets consisting of fixed assets or real Property that constitute Capital Expenditures;
(iii)    acquisitions by a Borrower of all or any substantial part of the Securities or assets of (a) any Loan Party or (b) any Person, so long as such acquisition constitutes an investment that satisfies the criteria of clause (xii) of the definition of Restricted Investment; and
(iv)    changes in legal name, state of incorporation or organization, Type of Organization or Organizational I.D. made after 30 days' prior written notice to Agent.
8.2.2.    Indebtedness. Create, incur, assume, or suffer to exist any Indebtedness, except:
(i)    Obligations owing to Agent or any Lender under this Agreement or any of the other Loan Documents;
(ii)    Indebtedness under the 2013 Indenture and any extension or refinancing thereof pursuant to Permitted Refinancing Indenture Documents;
(iii)    Indebtedness existing on the date of this Agreement and listed on Schedule 8.2.2;

(iv)    Permitted Purchase Money Indebtedness and Capital Lease Obligations (to the extent permitted by the definition of Permitted Purchase Money Indebtedness);
(v)    contingent liabilities arising out of endorsements of checks and other negotiable instruments for deposit or collection in the ordinary course of business;
(vi)    Guaranties of any Indebtedness permitted hereunder;
(vii)    Indebtedness in respect of intercompany loans that do not constitute Restricted Investments under clauses (i), (ii) or (xii) of the definition of Restricted Investment;
(viii)    Indebtedness consisting of the deferred purchase price for power or insurance premiums pursuant to any provision in a power contract or insurance policy (or related agreement) that permits payment of a portion thereof to be deferred;
(ix)    Indebtedness incurred to repurchase stock to the extent permitted by subsection 8.2.5;
(x)    Derivative Obligations entered into for bona fide hedging purposes and not for speculative purposes;
(xi)    Indebtedness to the extent not included in clauses (i) through (x) above, which is permitted under (a) Section 4.06 of the 2013 Indenture as in effect on the Second Restatement Effective Date or (b) any debt covenant contained in the Permitted Refinancing Indenture Documents so long as such debt covenants are reasonably acceptable to Agent and Majority Lenders; and
(xii)    renewals, extensions, and refinancings of Indebtedness permitted by this subsection 8.2.2; provided that any such renewal, extension, or refinancing is in an aggregate principal amount not greater than the principal amount of, and is on terms no less favorable taken as a whole to any Borrower obligated thereunder, including as to weighted average maturity and final maturity, than the Indebtedness being renewed, extended, or refinanced.
Borrowers shall cause any agreements in respect of indebtedness secured by any Borrower's real property to contain provisions permitting Agent to access the premises in connection with the exercise of its remedies upon default (such provisions to be consistent with the provisions attached hereto as Exhibit J).
8.2.3.    Affiliate Transactions. Enter into, or be a party to, or permit any Guarantor to enter into or be a party to, any transaction with any Affiliate of Borrower, including any agreement or arrangement for payment of management, consulting or similar fees, except if such transaction would be permitted to be entered into by Century or its "Restricted Subsidiaries" pursuant to (i) Section 4.14 of the 2013 Indenture as in effect on the Second Restatement Effective Date or (ii) any affiliate transaction covenant contained in the Permitted Refinancing Indenture Documents so long as such affiliate transaction covenants are reasonably acceptable to Agent and Majority Lenders.

8.2.4.    Limitation on Liens. Create or suffer to exist any Lien upon any of the Collateral, except (each of the following, a "Permitted Lien"):
(i)    Liens at any time granted in favor of Agent for the benefit of the Secured Parties;
(ii)    Liens for taxes, assessments or governmental charges (excluding any Lien imposed pursuant to any of the provisions of ERISA) which are not yet due, or which are being contested in good faith and by appropriate proceedings, and for which the applicable Borrower maintains reserves on its books in accordance with GAAP;
(iii)    Liens arising in the ordinary course of the business of any Borrower by operation of law or regulation (including liens of carriers, warehousemen, mechanics, materialmen and other like Liens), (A) securing obligations that are not overdue by more than 30 days or which are being contested in good faith by appropriate proceedings and for which the affected Borrower maintains reserves on its books in accordance with GAAP and (B) which Liens do not, in the aggregate, materially detract from the value of the Collateral of such Borrower or materially impair the use thereof in the operation of the business of such Borrower;
(iv)    Liens existing on the date of this Agreement and identified on Schedule 8.2.4;
(v)    [intentionally omitted];
(vi)    Liens incurred or deposits made in the ordinary course of business in connection with (A) workers' compensation, social security, unemployment insurance, pension and other like laws or (B) contracts, leases, statutory obligations, work in progress advances, bids, tenders, indemnity or performance bonds and other similar obligations incurred in the ordinary course of business and which are not incurred in connection with the borrowing of money or the payment of the deferred purchase price of Property;
(vii)    judgment Liens that do not give rise to an Event of Default under subsection 10.1.13;
(viii)    rights of setoff or bankers' liens upon deposits of cash in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business; and
(ix)    such other Liens as Majority Lenders may hereafter approve in writing.
8.2.5.    Distributions. Declare or make, or permit any Guarantor to declare or make, any Distributions, except for:
(i)    Distributions by any Person to a Borrower;
(ii)    Distributions paid solely in Securities of the Borrower or Guarantor making the Distribution;

(iii)    Distributions by Century which would be permitted to be made by Century pursuant to (a) Sections 4.07(b)(vi) and 4.07(b)(x) of the 2013 Indenture as in effect on the Second Restatement Effective Date or (b) any restricted payment covenant contained in the Permitted Refinancing Indenture Documents so long as such restricted payment covenants are reasonably acceptable to Agent and Majority Lenders;
(iv)    Distributions not included in paragraphs (i) through (iii) above; provided that, (i) no Default or Event of Default has occurred and is continuing or would be caused thereby and (ii) after giving effect to such Distribution, either (A) Availability shall be equal to or greater than the greater of (I) an amount equal to 17.5% of the Line Cap and (II) $20,000,000, or (B)(I) Availability shall be equal to or greater than the greater of (y) an amount equal to 12.5% of the Line Cap and (z) $15,000,000, and (II) Borrowers and Guarantors shall have a pro forma Fixed Charge Coverage Ratio of not less than 1.1 to 1.0 as of the last day of the immediately preceding four fiscal quarters for which financial statements have been filed with the SEC, taken as a single period or, if not so filed, then for which such financial statements were required to have been delivered under the Agreement; and
(v)    the payment of Distributions within 60 days after the date of declaration thereof, so long as no Default or Event of Default exists or would be caused thereby, provided that the declaration thereof was permitted under this subsection 8.2.5.
8.2.6.    Intentionally Omitted.
8.2.7.    Disposition of Collateral. Sell, lease or otherwise dispose of any of the Collateral to or in favor of any Person, except for:
(i)    sales of Inventory in the ordinary course of business;
(ii)    dispositions of Inventory that is damaged, obsolete, uneconomic, off-specification, or no longer used or useful so long as Borrowers comply with subsection 3.3.2 in connection with such disposition;
(iii)    transfers solely among Borrowers; and
(iv)    other dispositions expressly authorized by this Agreement.
8.2.8.    Restricted Investment. Make or have, or permit any Guarantor to make or have, any Restricted Investment.
8.2.9.    Organizational Documents. Agree to, or suffer to occur, any amendment, supplement or addition to its charter, articles or certificate of incorporation, certificate of formation, partnership agreement, bylaws, limited liability agreement, operating agreement or other organizational documents (as the case may be), that would reasonably be expected to have a Material Adverse Effect.
8.2.10.    Fiscal Year End. Change its fiscal year end.

8.2.11.    Business Conducted. Engage, directly or indirectly, in any line of business other than the businesses in which Borrowers are engaged on the Second Restatement Effective Date and Related Businesses.
8.2.12.    Restrictive Agreements. Enter into any Restrictive Agreements.
8.2.13.    Use of Proceeds. Use any portion of the Loan proceeds, directly or indirectly, for any purpose other than (i) the payment of certain fees and expenses associated with this Agreement and the transactions contemplated hereby, (ii) to issue standby or commercial letters of credit, (iii) to finance permitted Capital Expenditures, (iv) to finance ongoing working capital needs, and (v) for other general corporate purposes, including any purpose expressly permitted by this Agreement. Without limitation of the foregoing provision, Borrowers shall not use any portion of the Loan proceeds, directly or indirectly, (1) to purchase or carry Margin Stock, (2) to repay or otherwise refinance indebtedness of any Borrowers or others incurred to purchase or carry Margin Stock, (3) to extend credit for the purpose of purchasing or carrying any Margin Stock, (4) to acquire any security in any transaction that is subject to Section 13 or 14 of the Exchange Act, (5) to make any payments to a Sanctioned Entity or a Sanctioned Person, to fund any investments, loans or contributions in, or otherwise make such proceeds available to, a Sanctioned Entity or a Sanctioned Person, to fund any operations, activities or business of a Sanctioned Entity or a Sanctioned Person, or in any other manner that would result in a violation of Sanctions by any Person, or (6) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws.
8.2.14.    Prepayments. Except in connection with a refinancing permitted by subsection 8.2.2(xi), optionally or voluntarily prepay any Indebtedness of any Loan Party or optionally or voluntarily, redeem, defease, purchase, or otherwise acquire any Indebtedness of any Loan Party, other than (i) the Obligations in accordance with this Agreement, (ii) intercompany loans among the Borrowers (including loan payments that flow or pass through a Guarantor to a Borrower) permitted under Section 8.2.2(vi), (iii) the refinancing, redemption, defeasance, purchase or other acquisition of the Indebtedness evidenced by the 2013 Indenture with proceeds of Indebtedness incurred under the Permitted Refinancing Indenture Documents or (iv) payments, redemptions, defeasances, purchases or other acquisitions of Indebtedness if (A) no Default or Event of Default has occurred and is continuing or would be caused thereby and (B) either (I) Availability shall be equal to or greater than the greater of (1) an amount equal to 17.5% of the Line Cap and (2) $20,000,000, or (II)(1) Availability shall be equal to or greater than the greater of (y) an amount equal to 12.5% of the Line Cap and (z) $15,000,000, and (2) Borrowers and Guarantors shall have a pro forma Fixed Charge Coverage Ratio of not less than 1.1 to 1.0 as of the last day of the immediately preceding four fiscal quarters for which financial statements have been filed with the SEC, taken as a single period or, if not so filed, then for which such financial statements were required to have been delivered under the Agreement, in each case immediately following such proposed payment, redemption, defeasance, purchase or other acquisition.
8.2.15.    Transactions with Insolvent Insignificant Subsidiary. Notwithstanding anything contained herein or in the other Loan Documents to the contrary, (i) make a loan or advance to, or other investment in (including by providing any form of guaranty, letter of credit or other financial support), (ii) sell, lease, license, assign, contribute or otherwise transfer any assets to, (iii) make any distributions or payments to, or (iv) otherwise engage in, or enter into, any transaction with, any Insolvent Insignificant Subsidiary, except that a Borrower may make loans, advances and other investments in any such Insolvent Insignificant Subsidiary so long as such loan, advance or investment would not be a Restricted Investment under clause (xii) of the definition of Restricted Investment.
8.2.16.    Restrictions on Insolvent Insignificant Subsidiary. Notwithstanding anything contained herein or in the other Loan Documents to the contrary, permit an Insolvent Insignificant Subsidiary to, and no Insolvent Insignificant Subsidiary shall be entitled to, borrow any Revolving Credit Loans or request Letters of Credit for its account or receive any proceeds of Revolving Credit Loans for its benefit.
8.2.17.    Century Kentucky, Inc. Permit Century Kentucky, Inc. to conduct business operations or activities, or own any assets (other than amounts due from affiliates), other than those incidental to the conduct of its business as a holding company.
8.2.18.    Qualified Cash. Withdraw, transfer or otherwise encumber any Qualified Cash from the deposit account or securities account maintaining such Qualified Cash to the extent that, after giving effect to any such withdrawal, transfer or other encumbrance, Availability would be less than or equal to $15,000,000 (it being agreed and understood that Agent may issue a notice of control or otherwise block the applicable Borrower's access to any account maintaining Qualified Cash in the event that any Borrower seeks to withdraw or otherwise transfer Qualified Cash in violation of this Section 8.2.18).
SECTION 9. CONDITIONS PRECEDENT
9.1.    Conditions Precedent to Effectiveness of this Agreement.
Notwithstanding any other provision of this Agreement or any of the other Loan Documents, and without affecting in any manner the rights of Agent or any Lender under the other sections of this Agreement, no Lender shall be required to make any Loan under this Agreement, nor shall Agent be required to issue or procure any Letter of Credit under this Agreement, unless and until each of the following conditions has been and continues to be satisfied on the Second Restatement Effective Date:
9.1.1.    Documentation. Agent shall have received a duly executed copy of this Agreement and the other Loan Documents.
9.1.2.    No Default. No Default or Event of Default shall have occurred and be continuing.
9.1.3.    Other Conditions. Each of the other conditions precedent required by the Loan Documents to have been satisfied on or prior to the Second Restatement Effective Date shall have been satisfied.
9.1.4.    Availability. Agent shall have determined that as of the Second Restatement Effective Date and immediately after giving effect to any Loans to be made and Letters of Credit to be issued or outstanding on the Second Restatement Effective Date, and the payment by Borrowers of all closing costs incurred in connection with the transactions contemplated hereby, the sum of Availability plus Qualified Cash of the Borrowers shall not be less than $50,000,000.

9.1.5.    No Litigation. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of this Agreement or the consummation of the transactions contemplated hereby.
9.1.6.    Material Adverse Effect. As of the Second Restatement Effective Date, since December 31, 2017, no event or condition exists which has resulted in or would be reasonably likely to result in a Material Adverse Effect.
9.1.7.    Closing Fees. On or prior to the Second Restatement Effective Date, (i) Agent shall have received, for its account or the account of Lenders, as applicable, payment in full by Borrowers of the fees required to be paid to Agent or Lenders under or in connection with this Agreement on the Second Restatement Effective Date (including the fees due on the Second Restatement Effective Date pursuant to the Fee Letter), and (ii) Agent shall have received evidence satisfactory to Agent that the reasonable and documented fees and expenses of Agent's counsel incurred or accrued through the Second Restatement Effective Date have been paid by Borrowers provided, that Agent shall have delivered the documentation of such fees and expenses to Borrower Representative not later than two Business Days prior to the Second Restatement Effective Date.
9.1.8.    Other. On or prior to the Second Restatement Effective Date, Agent shall have received each of the following in form and substance reasonably satisfactory to it (and duly executed by each of the parties thereto, to the extent applicable):
(i)    Reaffirmation of Amended and Restated Guaranty Agreement executed by each of the Guarantors in favor of Agent;
(ii)    Certificate of a Secretary or other appropriate officer of Borrowers and Guarantors certifying as to (a) Certificate of Incorporation (or equivalent organizational document), (b) Bylaws (or equivalent organizational documents), and (c) resolutions approving the transactions contemplated hereby;
(iii)    Certificate of a Secretary or other appropriate officer of Borrowers and Guarantors certifying as to the incumbency of each of the officers of Borrowers and Guarantors executing the Loan Documents;
(iv)    Certificate of a Vice President or other appropriate officer of Borrowers and Guarantors certifying as to representations and warranties, no Default, Solvency, and other matters;
(v)    Good standing certificates for each of the Borrowers and Guarantors from the Secretary of State of its respective jurisdiction of organization;
(vi)    Evidence of all insurance coverage required by the Loan Documents;
(vii)    Fee Letter;
(viii)    Opinion of Vedder Price, special New York counsel to the Borrowers and the Guarantors; and

(ix)    Opinion of Frost Brown Todd, special Kentucky counsel to NSA and Century of Kentucky GP.
9.1.9.    Patriot Act. Completion of (i) Patriot Act searches, OFAC/PEP searches and customary individual background checks for each Loan Party, and (ii) OFAC/PEP searches and customary individual background searches for each Loan Party's senior management, key principals, and legal and beneficial owners, the results of which shall be satisfactory to Agent.
9.2.    Conditions Precedent to Each Loan and Letter of Credit.
The obligation of each Lender on any date (including the Second Restatement Effective Date) to make any Loan and of Issuing Lender on any date (including the Second Restatement Effective Date) to issue, or cause Underlying Issuer to issue, any Letter of Credit is subject to the satisfaction of each of the following conditions precedent:
9.2.1.    Representations and Warranties; No Default. Both before and after giving effect thereto and, in the case of any Loan, to the application of the proceeds thereof:
(a)    the representations and warranties set forth in each of the Loan Documents shall be true and correct in all material respects on and as of the Second Restatement Effective Date and on and as of such date with the same effect as though made on and as of such date (except to the extent such representations and warranties by their terms expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct, in all material respects, as of such earlier date); and
(b)    No Default or Event of Default shall exist.
9.2.2.    Borrowing Base Certificate. Borrowers shall have delivered the Borrowing Base Certificate most recently required to have been delivered by them pursuant to subsection 8.1.4 and Borrowers shall have, in the Reasonable Credit Judgment of Agent, sufficient Availability pursuant thereto for the making of the proposed Loan or the issuance of the proposed Letter of Credit.
9.2.3.    Restrictions on Loans and Letters of Credit After Notice of Intent to Implement Reserves.  Notwithstanding anything contained in this Agreement to the contrary, in the event Agent has provided written notice of its intention to implement or increase a Reserve or change any concentration percentages set forth in clause (xv) of the definition of Eligible Accounts pursuant to Section 1.1.1 but the 5 Business Day notice period referred to in Section 1.1.1 has not expired, no Lender shall have any obligation to make any Loan during such 5 Business Day period and Issuing Lender shall have no obligation to issue, or cause Underlying Issuer to issue, any Letter of Credit during such 5 Business Day period, if Availability (calculated as if such proposed Reserve had been implemented as of the date of the requested Loan or Letter of Credit) is less than the Covenant Trigger Amount.

SECTION 10. EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT
10.1.    Events of Default.
The occurrence of one or more of the following events shall constitute an "Event of Default":
10.1.1.    Nonpayment of Obligations. Borrowers shall fail to pay (i) any principal of any Loan or any LC Obligations on the due date thereof (whether due at stated maturity, on demand, upon acceleration or otherwise), or (ii) any interest on the Obligations or any other Obligations (other than principal of Loans or LC Obligations) within three Business Days of when the same shall become due and payable (whether due at stated maturity, on demand, upon acceleration or otherwise).
10.1.2.    Misrepresentations. Any representation or warranty made or furnished to Agent or any Lender by or on behalf of any Borrower or any Guarantor in any of the Loan Documents proves to have been false or misleading in any material respect when made, deemed made, furnished or reaffirmed pursuant to Section 7.2 hereof, and, if the circumstances giving rise to such false or misleading representation or warranty are susceptible of being cured in all material respects, such false or misleading representation or warranty shall not be cured in all material respects for five days after the earlier to occur of (i) the date on which a Responsible Officer of Borrower Representative shall obtain knowledge thereof, or (ii) the date on which written notice thereof shall have been given to Borrowers by Agent.
10.1.3.    Breach of Specific Covenants. Any Borrower shall fail or neglect to perform, keep or observe any covenant contained in Section or subsection 5.3, 6.1.1 (first sentence), 6.1.2 (first two sentences), 6.2.3, 6.2.4, 8.1.1, 8.1.2, 8.1.7, 8.1.9, 8.1.10, 8.1.11 or 8.2 hereof on the date that Borrowers are required to perform, keep or observe such covenant or shall fail or neglect to perform, keep or observe any covenant contained in subsection 8.1.3, 8.1.4, or 8.1.5 hereof within five days following the date on which Borrowers are required to perform, keep or observe such covenant.
10.1.4.    Breach of Other Covenants. Borrowers shall fail or neglect to perform, keep or observe any covenant contained in this Agreement (other than a covenant which is addressed specifically elsewhere in this Section 10.1) and the breach of such other covenant is not cured within 30 days after the earlier to occur of any Borrower's receipt of notice of such breach from Agent or the date on which such failure or neglect first becomes known to any Responsible Officer of Borrower Representative.
10.1.5.    Default Under Other Loan Documents. Any default or event of default shall occur under, or any Loan Party shall default in the performance or observance of any term, covenant, condition or agreement (other than payment of any of the Obligations) contained in, any of the Loan Documents (other than this Agreement) and such default or event of default shall continue beyond any applicable grace period, or, if no grace period is specified, within 30 days after the sooner to occur of any Borrower's receipt of notice of such breach from Agent or the date on which such failure or neglect first becomes known to any Responsible Officer of Borrower Representative.

10.1.6.    Other Defaults. There shall occur any default or event of default on the part of any Loan Party under any agreement, document or instrument to which such Loan Party is a party or by which such Loan Party or any of its Property is bound, evidencing or relating to any Indebtedness (other than the Obligations) with an outstanding principal balance in excess of $10,000,000, if (i) the default or event of default results from the failure to pay such Indebtedness at maturity thereof or (ii) the payment or maturity of such Indebtedness is or could be accelerated as a result of such default or event of default.
10.1.7.    Insolvency and Related Proceedings. Any Loan Party (other than a Loan Party that is an Insignificant Subsidiary as of such date of determination) shall suffer the appointment of a receiver, trustee, custodian or similar fiduciary, or shall make an assignment for the benefit of creditors, or any petition for an order for relief shall be filed by or against any such Loan Party under U.S. federal bankruptcy laws or under any other bankruptcy or insolvency act or law, state or federal, now or hereafter existing (and any such petition for relief filed against such Loan Party shall not be dismissed within 60 days after the filing or commencement thereof), or any such Loan Party shall make (or shall call or attend a meeting for the purpose of making) any offer of settlement, extension or composition to their respective unsecured creditors generally or shall take any corporate action in furtherance thereof.
10.1.8.    Business Disruption; Condemnation. (a) There shall occur a cessation of a substantial part of the business of any Loan Party, and such cessation would reasonably be expected to have a Material Adverse Effect, (b) any Loan Party shall be enjoined, restrained or in any way prevented by court, governmental or administrative order from conducting all or any substantial part of its business affairs, and such action would reasonably be expected to have a Material Adverse Effect, (c) any substantial portion of the Collateral shall be taken through condemnation, and such taking would reasonably be expected to have a Material Adverse Effect, or (d) the value of such Collateral shall be impaired through condemnation, and such impairment would reasonably be expected to have a Material Adverse Effect.
10.1.9.    Change of Ownership. (a) any person (other than Glencore) or group of persons (within the meaning of the Exchange Act) shall own or control, beneficially or of record in excess of 50% of the issued and outstanding Securities and Voting Stock of Century or (b) Century shall cease to own and control, beneficially and of record (directly or indirectly), 100% of the issued and outstanding Securities and Voting Stock of each other Borrower and each Guarantor.
10.1.10.    ERISA. An ERISA Event shall occur which when taken together with all other ERISA Events that have occurred and are continuing, would reasonably be expected to have a Material Adverse Effect.
10.1.11.    Challenge to Agreement. Any Loan Party shall challenge or contest in any action, suit or proceeding the validity or enforceability of any of the Loan Documents, the legality or enforceability of any of the Obligations or the perfection or priority of any Lien granted to Agent pursuant to the Loan Documents; provided that no Default or Event of Default shall occur under this subsection 10.1.11 solely as a result of any good faith dispute by a Loan Party as to the amount of any sum purported to be due under any Loan Document.
10.1.12.    Repudiation of or Default Under Guaranty Agreement. Any Guarantor shall revoke or attempt to revoke the Guaranty Agreement executed by such Guarantor, or shall repudiate such Guarantor's liability thereunder or shall be in default under the terms thereof in any material respect.
10.1.13.    Judgments. Any money judgment, writ of attachment or similar processes (collectively, "Judgments") are issued or rendered against any Loan Party or any of the Collateral (i) in the case of money judgments, in an amount of $5,000,000 or more for all such judgments, attachments or processes in the aggregate, in each case in excess of (A) any applicable insurance with respect to which the insurer has admitted liability and (B) any reserves maintained for such purpose, and (ii) in the case of non-monetary Judgments, such Judgment or Judgments (in the aggregate) would reasonably be expected to have a Material Adverse Effect, in each of the cases described in clauses (i) and (ii) above, which Judgment is not paid, stayed, released, discharged or bonded pending appeal within 40 days.
10.2.    Acceleration of the Obligations.
Upon or at any time after the occurrence and during the continuance of an Event of Default, (i) the Revolving Loan Commitments shall, at the option of Agent or Majority Lenders, be terminated and/or (ii) Agent or Majority Lenders may declare all or any portion of the Obligations at once due and payable without presentment, demand protest or further notice by Agent or any Lender, and Borrowers shall forthwith pay to Agent the full amount of such Obligations; provided, that upon the occurrence of an Event of Default specified in subsection 10.1.7 hereof, the Revolving Loan Commitments shall automatically be terminated and all of the Obligations shall become automatically due and payable, in each case without declaration, notice or demand by Agent or any Lender.
10.3.    Other Remedies.
Upon the occurrence and during the continuance of an Event of Default, Agent shall have and may exercise from time to time the following other rights and remedies:
10.3.1.    All of the rights and remedies of a secured party under the UCC or under other applicable law, and all other legal and equitable rights to which Agent or Lenders may be entitled, all of which rights and remedies shall be cumulative and shall be in addition to any other rights or remedies contained in this Agreement or any of the other Loan Documents, and none of which shall be exclusive.
10.3.2.    The right to take immediate possession of the Collateral, and to (i) require each Borrower to assemble the Collateral, at Borrowers' expense, and make it available to Agent at a place designated by Agent which is reasonably convenient to both parties, and (ii) enter any premises where any of the Collateral shall be located and to keep and store the Collateral on said premises until sold (and if said premises be the Property of any Borrower or any Subsidiary of any Borrower, Borrowers agree not to charge, or permit any of its Subsidiaries to charge, Agent for storage thereof).
10.3.3.    The right to sell or otherwise dispose of all or any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale or sales, with such notice as may be required by law, in lots or in bulk, for cash or on credit, all as Agent, in its sole discretion, may deem advisable. Agent may, at Agent's option, disclaim any and all warranties regarding the Collateral in connection with any such sale. Borrowers agree that 10 days' written notice to Borrowers or any of their Subsidiaries of any public or private sale or other disposition of Collateral shall be reasonable notice thereof, and such sale shall be at such locations as Agent may designate in said notice. Agent shall have the right to conduct such sales on any Borrower's or any of its Subsidiaries' premises, without charge therefor, and such sales may be adjourned from time to time in accordance with applicable law. Agent shall have the right to sell, lease or otherwise dispose of the Collateral, or any part thereof, for cash, credit or any combination thereof, and Agent, on behalf of Secured Parties, may purchase all or any part of the Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of such purchase price, may set off the amount of such price against the Obligations. The proceeds realized from the sale of any Collateral may be applied, after allowing two Business Days for collection, first, to the costs, expenses and attorneys' fees incurred by Agent in collecting the Obligations, in enforcing the rights of Agent and Lenders under the Loan Documents and in collecting, retaking, completing, protecting, removing, storing, advertising for sale, selling and delivering any Collateral; second, to the interest due upon any of the Obligations; and third, to the principal of the Obligations. If any deficiency shall arise, each Borrower shall remain jointly and severally liable to Agent and Lenders therefor.
10.3.4.    Agent is hereby granted a non-exclusive license to use, after the occurrence and during the continuance of an Event of Default, without charge, each Borrower's labels, patents, copyrights, licenses, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, or any property of a similar nature, as it pertains to the Collateral, for and only to the extent necessary to complete (in respect of raw materials and work-in-process inventory), advertise for sale and sell any Collateral as permitted under the Loan Documents.
10.3.5.    Agent may, at its option, require Borrowers to deposit cash collateral or a Supporting Letter of Credit in accordance with subsection 1.2.10 hereof and, if Borrowers fail to promptly make such deposit or post such Supporting Letter of Credit, Agent may advance such amount as a Revolving Credit Loan (whether or not an Overadvance is created thereby). Each such Revolving Credit Loan shall be secured by all of the Collateral and shall constitute a Base Rate Portion. Any such deposit or advance shall be held by Agent as a reserve to fund future payments on future drawings against Letters of Credit. At such time as all Letters of Credit have been drawn upon or expired, any amounts remaining in such reserve shall be applied against any outstanding Obligations, or, if all Obligations have been indefeasibly paid in full, returned to Borrowers.
10.4.    Setoff and Sharing of Payments.
In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, after the occurrence and during the continuance of any Event of Default, each Lender and each wholly-owned Subsidiary of any Lender is hereby authorized by Borrowers at any time or from time to time, with prior written consent of Agent and with reasonably prompt subsequent notice to Borrowers (any prior or contemporaneous notice to Borrowers being hereby expressly waived) to set off and to appropriate and to apply any and all (i) balances held by such Lender or wholly-owned Subsidiary at any of its offices for the account of any Borrower or any of its Subsidiaries (regardless of whether such balances are then due to a Borrower or its Subsidiaries), and (ii) other Property at any time held or owing by such Lender or wholly-owned Subsidiary to or for the credit or for the account of any Borrower or any of its Subsidiaries, against and on account of any of the Obligations. Any Lender exercising a right to set off (or whose wholly-owned Subsidiary has exercised a right of set off) shall, to the extent the amount of any such set off exceeds its Revolving Loan Percentage of the amount set off, purchase for cash (and the other Lenders shall sell) interests in each such other Lender's pro rata share of the Obligations as would be necessary to cause such Lender to share such excess with each other Lender in accordance with their respective Revolving Loan Percentages. Each Borrower agrees, to the fullest extent permitted by law, that any Lender may exercise its right to set off with respect to amounts in excess of its pro rata share of the Obligations and upon doing so shall deliver such excess to Agent for the benefit of all Lenders in accordance with the Revolving Loan Percentages.
10.5.    Remedies Cumulative; No Waiver.
All covenants, conditions, provisions, warranties, guaranties, indemnities, and other undertakings of Borrowers contained in this Agreement and the other Loan Documents, or in any document referred to herein or contained in any agreement supplementary hereto or in any schedule or in any Guaranty Agreement given to Agent or any Lender or contained in any other agreement between any Lender and Borrowers or between Agent and Borrowers heretofore, concurrently, or hereafter entered into, shall be deemed cumulative to and not in derogation or substitution of any of the terms, covenants, conditions, or agreements of Borrowers herein contained. The failure or delay of Agent or any Lender to require strict performance by Borrowers of any provision of this Agreement or to exercise or enforce any rights, Liens, powers, or remedies hereunder or under any of the aforesaid agreements or other documents or security or Collateral shall not operate as a waiver of such performance, Liens, rights, powers and remedies, but all such requirements, Liens, rights, powers, and remedies shall continue in full force and effect until all Loans and other Obligations owing or to become owing from Borrowers to Agent and each Lender have been fully satisfied. None of the undertakings, agreements, warranties, covenants and representations of Borrowers contained in this Agreement or any of the other Loan Documents and no Default or Event of Default by Borrowers under this Agreement or any other Loan Documents shall be deemed to have been suspended or waived by Lenders, unless such suspension or waiver is by an instrument in writing specifying such suspension or waiver and signed by a duly authorized representative of Agent and directed to Borrowers.
SECTION 11. AGENT
11.1.    Authorization and Action.
Each Lender hereby appoints WFCF as "Agent" under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers under this Agreement and the other Loan Documents as are expressly delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" in this Agreement with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. In performing its functions and duties under this Agreement, Agent shall act solely on behalf of the Secured Parties and shall not assume, or be deemed to have assumed, any obligation toward, or relationship of agency or trust with or for, any Borrower. The provisions of this Section 11 are solely for the benefit of Agent and Lenders, and Borrowers shall have no rights as third party beneficiaries of any provisions of this Section 11. As to any matters not expressly provided for by this Agreement and the other Loan Documents, Agent may, but shall not be required to, exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, whenever such instruction shall be requested by Agent or required hereunder, or a greater or lesser number of Lenders if so required hereunder, and such instructions shall be binding upon all Lenders; provided that Agent shall be fully justified in failing or refusing to take any action which exposes Agent to any liability or which is contrary to this Agreement, the other Loan Documents or applicable law, unless Agent is indemnified to its satisfaction by the other Lenders against any and all liability and expense which it may incur by reason of taking or continuing to take any such action. If Agent seeks the consent or approval of the Majority Lenders (or a greater or lesser number of Lenders as required in this Agreement), with respect to any action hereunder, Agent shall send notice thereof to each Lender and shall notify each Lender at any time that the Majority Lenders (or such greater or lesser number of Lenders) have instructed Agent to act or refrain from acting pursuant hereto.
11.2.    Agent's Reliance, Etc.
Neither Agent, any Affiliate of Agent, nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, Agent: (i) may treat each Lender party hereto as the holder of Obligations until Agent receives written notice of the assignment or transfer or such lender's portion of the Obligations signed by such Lender and in form reasonably satisfactory to Agent; (ii) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranties or representations to any Lender and shall not be responsible to any Lender for any recitals, statements, warranties or representations made in or in connection with this Agreement or any other Loan Documents; (iv) shall not have any duty beyond Agent's customary practices in respect of loans in which Agent is the only lender, to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of Borrowers, to inspect the Property (including the books and records) of Borrowers, to monitor the financial condition of Borrowers or to ascertain the existence or possible existence or continuance of any Default or Event of Default; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (vi) shall not be liable to any Lender for any action taken, or inaction, by Agent upon the instructions of Majority Lenders pursuant to Section 11.1 hereof or refraining to take any action pending such instructions; (vii) shall not be liable for any apportionment or distributions of payments made by it in good faith pursuant to Section 3 hereof; (viii) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate, message or other instrument or writing (which may be by telephone, facsimile, telegram, cable or electronic mail) believed in good faith by it to be genuine and signed or sent by the proper party or parties; and (ix) may assume that no Event of Default has occurred and is continuing, unless Agent has actual knowledge of the Event of Default, has received notice from Borrowers or Borrowers' independent certified public accountants stating the nature of the Event of Default, or has received notice from a Lender stating the nature of the Event of Default and that such Lender considers the Event of Default to have occurred and to be continuing. If any apportionment or distribution described in clause (vii) above is determined to have been made in error, the sole recourse of any Person to whom payment was due but not made shall be to recover from the recipients of such payments any payment in excess of the amount to which they are determined to have been entitled.
11.3.    WFCF and its Affiliates.
With respect to its commitment hereunder to make Loans, WFCF shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not Agent; and the terms "Lender," "Lenders" or "Majority Lenders" shall, unless otherwise expressly indicated, include WFCF in its individual capacity as a Lender. WFCF and its Affiliates may lend money to, and generally engage in any kind of business with, Borrowers, and any Person who may do business with or own Securities of any Borrower, all as if WFCF were not Agent and without any duty to account therefor to any other Lender.
11.4.    Lender Credit Decision.
Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based on the financial statements referred to herein and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Agent shall not have any duty or responsibility, either initially or on an ongoing basis, to provide any Lender with any credit or other similar information regarding Borrowers.
11.5.    Indemnification.
Lenders agree to indemnify Agent (to the extent not reimbursed by Borrowers), in accordance with their respective Revolving Loan Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by Agent under this Agreement; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse Agent promptly upon demand for its ratable share, as set forth above, of any out-of-pocket expenses (including attorneys' fees) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiation, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that Agent is not reimbursed for such expenses by Borrowers. The obligations of Lenders under this Section 11.5 shall survive the payment in full of all Obligations and the termination of this Agreement. If after payment and distribution of any amount by Agent to Lenders, any Lender or any other Person, including Borrowers, any creditor of any Borrower, a liquidator, administrator or trustee in bankruptcy, recovers from Agent any amount found to have been wrongfully paid to Agent or disbursed by Agent to Lenders, then Lenders, in accordance with their respective Revolving Loan Percentages, shall reimburse Agent for all such amounts.
11.6.    Rights and Remedies to Be Exercised by Agent Only.
Each Lender agrees that, except as set forth in Section 10.4, no Lender shall have any right individually (i) to realize upon the security created by this Agreement or any other Loan Document, (ii) to enforce any provision of this Agreement or any other Loan Document, or (iii) to make demand under this Agreement or any other Loan Document.
11.7.    Agency Provisions Relating to Collateral.
Each Lender authorizes and ratifies Agent's entry into this Agreement and the Security Documents for the benefit of Lenders. Each Lender agrees that any action taken by Agent with respect to the Collateral in accordance with the provisions of this Agreement or the Security Documents, and the exercise by Agent of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all Lenders. Agent is hereby authorized on behalf of all Secured Parties, without the necessity of any notice to or further consent from any Lender to take any action with respect to any Collateral or the Loan Documents which may be necessary to perfect and maintain perfected Agent's Liens upon the Collateral, for the benefit of the other Secured Parties. Lenders hereby irrevocably authorize Agent, at its option and in its discretion, to release any Lien granted to or held by Agent upon any Collateral (i) upon termination of the Agreement and payment and satisfaction of all Obligations; or (ii) constituting Property in which no Borrower owned any interest at the time the Lien was granted or at any time thereafter; or (iii) in connection with any foreclosure sale or other disposition of Collateral after the occurrence and during the continuance of an Event of Default; or (iv) if approved, authorized or ratified in writing by Agent at the direction of all Lenders. Upon request by Agent at any time, Lenders will confirm in writing Agent's authority to release particular types or items of Collateral pursuant hereto. Agent shall have no obligation whatsoever to any Lender or to any other Person to assure that the Collateral exists or is owned by any Borrower or is cared for, protected or insured or has been encumbered or that the Liens granted to Agent herein or pursuant to the Security Documents have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of its rights, authorities and powers granted or available to Agent in this Section 11.7 or in any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its sole discretion, but consistent with the provisions of this Agreement, including given Agent's own interest in the Collateral as a Lender and that Agent shall have no duty or liability whatsoever to any Lender.
11.8.    Agent's Right to Purchase Commitments.
Agent shall have the right, but shall not be obligated, at any time upon written notice to any Lender and with the consent of such Lender, which may be granted or withheld in such Lender's sole discretion, to purchase for Agent's own account all of such Lender's interests in this Agreement, the other Loan Documents and the Obligations, for the face amount of the outstanding Obligations owed to such Lender, including all accrued and unpaid interest and fees.
11.9.    Resignation of Agent; Appointment of Successor.
Agent may resign as Agent by giving not less than 30 days' prior written notice to Lenders and Borrowers (provided, that no notice shall be required if an Event of Default exists). If Agent shall resign under this Agreement, then, (i) subject to the consent of Borrowers (which consent shall not be unreasonably withheld and which consent shall not be required during any period in which a Default or an Event of Default exists), Majority Lenders shall appoint from among the Lenders a successor agent for Lenders or (ii) if a successor agent shall not be so appointed and approved within the 30 day period following Agent's notice to Lenders and Borrowers of its resignation, then Agent shall appoint a successor agent (subject to the consent of Borrowers as set forth in clause (i) above) who shall serve as Agent until such time as Majority Lenders appoint a successor agent. Upon its appointment, such successor agent shall succeed to the rights, powers and duties of Agent and the term "Agent" shall mean such successor effective upon its appointment, and the former Agent's rights, powers and duties as Agent shall be terminated without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement. After the resignation of any Agent hereunder, the provisions of this Section 11 shall inure to the benefit of such former Agent and such former Agent shall not by reason of such resignation be deemed to be released from liability for any actions taken or not taken by it while it was an Agent under this Agreement.
11.10.    Audit and Examination Reports; Disclaimer by Lenders.
By signing this Agreement, each Lender:
(a)    is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each audit or examination report (each a "Report" and collectively, "Reports") prepared by or on behalf of Agent;
(b)    expressly agrees and acknowledges that Agent (i) does not make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report;
(c)    expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any audit or examination will inspect only specific information regarding Borrowers and will rely significantly upon Borrowers' books and records, as well as on representations of Borrowers' personnel;
(d)    agrees to keep all Reports confidential and strictly for its internal use, and not to distribute except to its participants, or use any Report in any other manner, in accordance with the provisions of Section 12.16; and
(e)    without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrowers, or the indemnifying Lender's participation in, or the indemnifying Lender's purchase of, a loan or loans of Borrowers; and (ii) to pay and protect, and indemnify, defend and hold Agent and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses and other amounts (including attorneys' fees and expenses) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.
11.11.    USA Patriot Act.
Each Lender or assignee or participant of a Lender that is not organized under the laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to Agent the certification, or, if applicable, recertification, certifying that such Lender is not a "shell" and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations: (1) within 10 days after the Second Restatement Effective Date and (2) at such other times as are required under the USA Patriot Act.
11.12.    Bank Product Providers.
Each Bank Product Provider shall be deemed a party hereto for purposes of any reference in a Loan Document to the parties for whom Agent is acting; it being understood and agreed that the rights and benefits of such Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider's right to share in payments and collections out of the Collateral as more fully set forth herein; provided, that (i) no Bank Product Provider shall be entitled to any such rights or benefits unless it notifies Agent in writing of a Bank Product within five (5) days after such Bank Product is established and (ii) no Bank Product Provider of a Derivative Obligation shall be entitled to any such rights or benefits unless it and Borrower Representative jointly notify Agent in writing that the Product Obligations with respect to such Bank Product are to be secured pursuant to this Agreement and the other Loan Documents. In connection with any such distribution of payments and collections, Agent shall be entitled to assume no amounts are due to any Bank Product Provider unless such Bank Product Provider has notified Agent in writing of the amount of any such liability owed to it prior to such distribution. In addition, Agent shall not be obligated to establish or increase a Bank Product Reserve for any Bank Product unless after giving effect to such establishment or increase the sum of the Bank Product Reserves established for all Bank Products does not exceed $10,000,000. It is understood and agreed that all obligations in respect of Bank Products described in clause (i) of the definition thereof shall be secured by the Collateral and constitute Product Obligations.
SECTION 12. MISCELLANEOUS
12.1.    Right of Sale, Assignment, Participations.
Borrowers hereby consent to any Lender's participation, sale, assignment, transfer or other disposition, at any time or times hereafter, of this Agreement and any of the other Loan Documents,

or of any portion hereof or thereof, including such Lender's rights, title, interests, remedies, powers and duties hereunder or thereunder subject to the terms and conditions set forth below:
12.1.1.    Sales, Assignments. Each Lender hereby agrees that, with respect to any sale or assignment (i) no such sale or assignment shall be for an amount of less than $5,000,000 (unless it is an assignment of all of a Lender's interest), (ii) each such sale or assignment shall be made on terms and conditions which are customary in the industry at the time of the transaction, (iii) Agent, Issuing Lender and, in the absence of a Default or Event of Default, Borrowers, must consent, such consent not to be unreasonably withheld, to each such assignment to a Person that is not a Lender or an Affiliate of a Lender having substantially similar credit quality as such Lender (it being understood that (A) it will not be unreasonable for Borrowers to withhold their consent to an assignment to any Person if after giving effect to such assignment, WFCF and its Affiliates would have less than 50% of the Revolving Loan Commitments and (B) in the absence of a Default or Event of Default, any assignment to a Lender or Affiliate of a Lender by WFCF and its Affiliates that would result in WFCF and its Affiliates having less than 50% of the Revolving Loan Commitments shall require the consent of Borrowers, such consent not to be unreasonably withheld), (iv) the assigning Lender shall pay to Agent a processing and recordation fee of $3,500 and any out-of-pocket attorneys' fees and expenses incurred by Agent in connection with any such sale or assignment and (v) Agent, the assigning Lender and the assignee Lender shall each have executed and delivered an Assignment and Acceptance Agreement. After such sale or assignment has been consummated (x) the assignee Lender thereupon shall become a "Lender" for all purposes of this Agreement and (y) the assigning Lender shall have no further liability for funding the portion of Revolving Loan Commitments assumed by such other Lender. Agent (as a non-fiduciary agent on behalf of each Borrower) shall maintain, or cause to be maintained, a register (the "Register") in the United States on which it enters the name and address of each Lender as the registered owner of a Loan (and the principal amount thereof and stated interest thereon) held by such Lender (each, a "Registered Loan"). Other than in connection with an assignment by a Lender of all or any portion of a Loan to an Affiliate of such Lender, (i) a Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide) and (ii) any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any evidencing the same), a Borrower shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary. In the case of any assignment by a Lender of all or any portion of its Loan to an Affiliate of such Lender, and which assignment is not recorded in the Register, the assigning Lender, on behalf of each Borrower as a non-fiduciary agent, shall maintain a register comparable to the Register. Agent (and any Lender maintaining a comparable register for transfer to Affiliates) shall make a copy of the Register available for review by Borrower Representative from time to time as Borrower Representative may reasonably request.

12.1.2.    Participations. Any Lender may grant participations in its extensions of credit hereunder to any other Lender or other lending institution (a "Participant"); provided that (i) no such participation shall be for an amount of less than $5,000,000, (ii) no Participant shall thereby acquire any direct rights under this Agreement, (iii) no Participant shall be granted any right to consent to any amendment, except to the extent any of the same pertain to (1) reducing the aggregate principal amount of, or interest rate on, or fees applicable to, any Loan in which such Participant participates or (2) extending the final stated maturity of any Loan or the stated maturity of any portion of any payment of principal of, or interest or fees applicable to, any of the Loans in which such Participant participates; provided that the rights described in this subclause (2) shall not be deemed to include the right to consent to any amendment with respect to or which has the effect of requiring any mandatory prepayment of any portion of any Loan or any amendment or waiver of any Default or Event of Default, (iv) no sale of a participation in extensions of credit shall in any manner relieve the originating Lender of its obligations hereunder, (v) the originating Lender shall remain solely responsible for the performance of such obligations, (vi) Borrowers and Agent shall continue to deal solely and directly with the originating Lender in connection with the originating Lender's rights and obligations under this Agreement and the other Loan Documents, (vii) in no event shall any financial institution purchasing the participation grant a participation in its participation interest in the Loans without the prior written consent of Agent, and, in the absence of a Default or an Event of Default, Borrowers, which consents shall not unreasonably be withheld and (viii) all amounts payable by Borrowers hereunder shall be determined as if the originating Lender had not sold any such participation. In the event that a Lender sells participations in the Registered Loan, such Lender, as a non-fiduciary agent on behalf of Borrowers, shall maintain (or cause to be maintained) in the United States a register on which it enters the name of all participants in the Registered Loans held by it (and the principal amount (and stated interest thereon) of the portion of such Registered Loans that is subject to such participations) (the "Participant Register"). A Registered Loan (and the Registered Note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register. Each Lender shall make a copy of its Participant Register, to the extent one is required hereunder, available for review by Borrower Representative from time to time as Borrower Representative may reasonably request.
12.1.3.    Foreign Lenders and Transferees.
(a)    Each Foreign Lender or other Lender that is a foreign person for the purposes of the Code shall (i) furnish to Borrower Representative and Agent a duly executed and valid United States Internal Revenue Service Form W‑8BEN, United States Internal Revenue Service Form W‑8ECI (wherein such Lender claims entitlement to complete exemption from United States federal withholding tax on all interest payments hereunder), or Form W‑8IMY (with appropriate attachments), as applicable, and (ii) provide to Borrower Representative and Agent a new Form W‑8BEN, Form W‑8ECI or Form W‑8IMY (with appropriate attachments) upon the obsolescence of any previously delivered form and comparable statements in accordance with applicable United States laws and regulations and amendments duly executed and completed by such Lender, and comply from time to time with all applicable United States laws and regulations with regard to such withholding tax exemption. In addition, if such Lender is claiming an exemption from United States withholding tax pursuant to the portfolio interest exception of Code Section 871(h) or Code

Section 881(c), such Lender in addition to providing the Form W‑8BEN or Form W‑8IMY (with appropriate attachments) shall deliver to each of Borrower Representative and Agent a statement of the Lender signed under penalty of perjury, that it is not a (I) a "bank" as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder of Borrower (within the meaning of Section 871(h)(3)(B) of the IRC), or (III) a controlled foreign corporation related to Borrower within the meaning of Section 864(d)(4) of the IRC. Any Lender that is not a Foreign Lender and is not an exempt recipient within the meaning of Treasury Regulation Section 1.6049-4(c) shall provide to Borrower's Representative and Agent a duly executed United States Internal Revenue Service Form W‑9 certifying as to its U.S. tax identification number to qualify for an exemption from United States backup withholding taxes, and shall provide an updated executed Form W‑9 to Borrower Representative and Agent upon any information contained on a previous form becoming obsolete.
(b)    If, pursuant to this Section 12.1, any interest in this Agreement or any Loans is transferred to any transferee which is organized under the laws of any jurisdiction other than the United States or any state thereof or is otherwise a foreign person for the purposes of the Code, the transferor Lender shall cause such transferee (other than any Participant), and shall cause any Participant, concurrently with and as a condition precedent to the effectiveness of such transfer, to (i) represent to the transferor Lender (for the benefit of the transferor Lender, Agent, and Borrowers) that under applicable law and treaties no taxes will be required to be withheld by Agent, any Borrowers or the transferor Lender with respect to any payments to be made to such transferee in respect of the interest so transferred, (ii) furnish to the transferor Lender, Agent and Borrower Representative either United States Internal Revenue Service Form W‑8BEN, Form W‑8ECI (wherein such transferee claims entitlement to complete exemption from United States federal withholding tax on all interest payments hereunder) or Form W‑8IMY (with appropriate attachments), as applicable, and if applicable, the Portfolio Interest Certificate, and (iii) agree (for the benefit of the transferor Lender, Agent and Borrowers) to provide the transferor Lender, Agent and Borrower Representative a new Form W‑8BEN, Form W‑8ECI or Form W‑8IMY (with appropriate attachments), as applicable, upon the obsolescence of any previously delivered form and comparable statements in accordance with applicable United States laws and regulations and amendments duly executed and completed by such transferee, and to comply from time to time with all applicable United States laws and regulations with regard to such withholding tax exemption. With respect to any transferee or Participant that is not a foreign person for the purposes of the Code and is not an exempt recipient within the meaning of Treasury Regulation Section 1.6049-4(c) as a condition of the effectiveness of such transfer under this Section 12.1, such Person shall provide to the transferor Lender and each of the Borrower Representative and Agent, a duly executed United States Internal Revenue Service Form W‑9, and shall provide an updated executed Form W-9 to the transferor Lender, Borrower Representative and Agent upon any information contained on a previous form becoming obsolete.
(c)    If a Lender or Participant claims exemption from, or reduction of, withholding tax and such Lender or Participant sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of any Borrower, such Lender or Participant agrees to notify Agent (or, in the case of a sale of a participation interest, to the Lender granting the participation only) of the percentage amount in which it is no longer the beneficial owner of Obligations of such Borrower to such Lender or Participant. To the extent of such percentage amount, Agent will treat such Lender's or such Participant's documentation provided pursuant to this Section 12.1.3 as no longer valid. With respect to such percentage amount, such Participant or Assignee shall provide new documentation, pursuant to Section 12.1.3, if applicable. Borrower agrees that each Participant shall be entitled to the benefits of Section 2.9 with respect to its participation in any portion of the Obligations so long as such Participant complies with the obligations set forth in this subsection 12.1.3 with respect thereto.
(d)    If a payment made to a Lender or Participant under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender or Participant were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or Participant shall deliver to the Borrowers and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Agent as may be necessary for the Borrowers and the Agent to comply with their obligations under FATCA and to determine that such Lender or Participant has complied with such Lender’s or Participant’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (d), "FATCA" shall include any amendments made to FATCA after the date of this Agreement.
(e)    If the Internal Revenue Service or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent (or, in the case of a Participant, to the Lender granting the participation) did not properly withhold tax from amounts paid to or for the account of any Lender or any Participant due to a failure on the part of the Lender or any Participant (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent (or such Participant failed to notify the Lender granting the participation) of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless (or, in the case of a Participant, such Participant shall indemnify and hold the Lender granting the participation harmless) for all amounts paid, directly or indirectly, by Agent (or, in the case of a Participant, to the Lender granting the participation), as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent (or, in the case of a Participant, to the Lender granting the participation only) under this Section, together with all costs and expenses (including attorney's fees and expenses). The obligation of the Lenders and the Participants under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.
12.1.4.    Assignment to Federal Reserve Bank. In addition to the other assignment rights provided in this Section 12.1, each Lender may assign, as collateral or otherwise, and without notice to or consent of the Agent or any Borrower, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to any Federal Reserve Bank pursuant to Regulation A of the Federal Reserve Board.

12.2.    Amendments, Etc.
12.2.1.    Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by Borrowers therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders and Borrowers, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no amendment, waiver or consent shall be effective, unless (i) in writing and signed by each Lender, to do any of the following: (1) increase the Revolving Credit Maximum Amount (except in accordance with Section 1.3) or any Lender's Revolving Loan Commitment, (2) reduce the principal of, or interest on, any amount payable hereunder, other than those payable only to Agent or Issuing Lender in its capacity as such, which may be reduced by Agent unilaterally, (3) decrease any interest rate payable hereunder, (4) postpone any date fixed for any payment of principal of, or interest on, any amounts payable hereunder, other than those payable only to Agent in its capacity as such, which may be postponed by Agent unilaterally, (5) increase any advance percentage contained in the definition of the term "Borrowing Base", (6) reduce the number of Lenders that shall be required for Lenders or any of them to take any action hereunder, (7) release or discharge any Person liable for the performance of any obligations of any Borrower hereunder or under any of the Loan Documents, (8) amend any provision of this Agreement that requires the consent of all Lenders or consent to or waive any breach thereof, (9) amend the definition of the term "Majority Lenders", (10) amend this Section 12.2 or (11) release any substantial portion of the Collateral, unless otherwise permitted pursuant to Section 11.7 hereof; or (ii) in writing and signed by Issuing Lender in addition to the Lenders required above to affect the rights or duties of Issuing Lender under this Agreement or any other Loan Document or (iii) in writing and signed by Agent in addition to the Lenders required above to affect the rights or duties of Agent under this Agreement or any other Loan Document. If a fee is to be paid by Borrowers in connection with any waiver or amendment hereunder, the agreement evidencing such amendment or waiver may, at the discretion of Agent (but shall not be required to), provide that only Lenders executing such agreement by a specified date may share in such fee (and in such case, such fee shall be divided among the applicable Lenders on a pro rata basis without including the interests of any Lenders who have not timely executed such agreement).
12.2.2.    Replacement of Lenders. If any Lender does not consent to any amendment, modification, termination or waiver requested by Borrowers and supported by Agent, then Borrowers may, at their sole expense and effort, upon notice to such Lender and Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this Agreement), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender that supports such amendment, modification or waiver, if such assignee Lender accepts such assignment); provided, that: (i) the replacement Lender shall be (a) an existing Lender or (b) another financial institution reasonably acceptable to Agent; (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrowers (in the case of all other amounts); (iii) the assignee shall execute an Assignment and Acceptance Agreement pursuant to which it shall become a party hereto as provided in subsection 12.1.1, and (iv) upon compliance with the provisions for assignment provided in subsection 12.1.1 and the payment of amounts referred to in clause (ii), such assignee shall constitute a "Lender" hereunder and the Lender being so replaced shall no longer constitute a "Lender" hereunder.
12.3.    Power of Attorney.
Each Borrower hereby irrevocably designates, makes, constitutes and appoints Agent (and all Persons designated by Agent) as such Borrower's true and lawful attorney (and agent-in-fact), solely with respect to the matters set forth in this Section 12.3, and Agent, or Agent's agent, may, without notice to any Borrower and in any Borrower's or Agent's name, but at the cost and expense of Borrowers:
12.3.1.    At such time or times upon or after the occurrence and during the continuance of an Event of Default, endorse any Borrower's name on any checks, notes, acceptances, drafts, money orders or any other evidence of payment or proceeds of the Collateral which come into the possession of Agent or under Agent's control.
12.3.2.    At such time or times upon or after the occurrence and during the continuance of an Event of Default, as Agent or its agent in its sole discretion may determine: (i) demand payment of the Accounts from the Account Debtors, enforce payment of the Accounts by legal proceedings or otherwise, and generally exercise all of any Borrower's rights and remedies with respect to the collection of the Accounts; (ii) settle, adjust, compromise, discharge or release any of the Accounts or other Collateral or any legal proceedings brought to collect any of the Accounts or other Collateral; (iii) sell or assign any of the Accounts and other Collateral upon such terms, for such amounts and at such time or times as Agent deems advisable, and at Agent's option, with all warranties regarding the Collateral disclaimed; (iv) take control, in any manner, of any item of payment or proceeds relating to any Collateral; (v) prepare, file and sign any Borrower's name to a proof of claim in bankruptcy or similar document against any Account Debtor or to any notice of lien, assignment or satisfaction of lien or similar document in connection with any of the Collateral; (vi) receive, open and dispose of all mail addressed to any Borrower and notify postal authorities to change the address for delivery thereof to such address as Agent may designate; (vii) endorse the name of any Borrower upon any of the items of payment or proceeds relating to any Collateral and deposit the same to the account of Agent on account of the Obligations; (viii) endorse the name of any Borrower upon any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or agreement relating to the Accounts, Inventory and any other Collateral; (ix) use any Borrower's stationery and sign the name of any Borrower to verifications of the Accounts and notices thereof to Account Debtors; (x) use the information recorded on or contained in any data processing equipment and Computer Hardware and Software relating to the Accounts, Inventory, Equipment and any other Collateral; (xi) make and adjust claims under policies of insurance; and (xii) do all other acts and things necessary, in Agent's determination, to fulfill any Borrower's obligations under this Agreement.
The power of attorney granted hereby shall constitute a power coupled with an interest and shall be irrevocable.

12.4.    Indemnity.
Each Borrower hereby agrees to indemnify (a) Agent, (b) Letter of Credit Issuer, (c) each Lender, (d) each of the Affiliates of each of the Persons listed in the foregoing clauses (a) through (c), and (e) each of the directors, members, managers, general partners, limited partners, officers, and employees of each of the Persons listed in the foregoing clauses (a) through (d) (collectively, the "Indemnified Persons") and hold each of the Indemnified Persons harmless from and against any liability, loss, damage, suit, action or proceeding ever suffered or incurred by such Indemnified Person (including reasonable attorneys' fees and legal expenses) as the result of any Borrower's failure to observe, perform or discharge such Borrower's duties hereunder. In addition, each Borrower shall defend each Indemnified Person against and save it harmless from all claims of any Person with respect to the Collateral (except those resulting from the gross negligence or intentional misconduct of such Indemnified Person). Without limiting the generality of the foregoing, these indemnities shall extend to any claims asserted against any Indemnified Person by any Person under any Environmental Laws by reason of any Borrower's or any other Person's failure to comply with laws applicable to solid or hazardous waste materials or other toxic substances. Notwithstanding the foregoing, (i) the foregoing indemnity shall not be available to any Indemnified Person to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from such Indemnified Person's gross negligence or willful misconduct; (ii) such indemnity shall not be available to any Indemnified Person for losses, claims, damages, liabilities or related expenses arising out of a proceeding in which such Indemnified Person and a Borrower are adverse parties to the extent that such Borrower prevails on the merits, as determined by a court of competent jurisdiction by final and nonappealable judgment (it being understood that nothing in this Agreement shall preclude a claim or suit by a Borrower against any indemnitee for such Indemnified Person's failure to perform any of its obligations to Borrowers under the Loan Documents); (iii) Borrowers shall not, in connection with any such proceeding or related proceedings in the same jurisdiction and in the absence of conflicts of interest, be liable for the fees and expenses of more than one law firm at any one time for the Indemnified Person (which law firm shall be selected (x) by mutual agreement of Agent and Borrower Representative or (y) if no such agreement has been reached following Agent's good faith consultation with Borrower Representative with respect thereto, by Agent in its sole discretion); (iv) each Indemnified Person shall give Borrower Representative (A) prompt notice of any such action brought against such Indemnified Person in connection with a claim for which it is entitled to indemnity under this Section 12.4 and (B) an opportunity to consult from time to time with such Indemnified Person regarding defensive measures and potential settlement; and (v) Borrowers shall not be obligated to pay the amount of any settlement entered in to without their written consent (which consent shall not be unreasonably withheld or delayed). Notwithstanding any contrary provision in this Agreement, the obligation of Borrowers under this Section 12.4 shall survive the payment in full of the Obligations and the termination of this Agreement.
12.5.    Sale of Interest.
No Borrower may sell, assign or transfer any interest in this Agreement, any of the other Loan Documents, or any of the Obligations, or any portion thereof, including such Borrower's rights, title, interests, remedies, powers and duties hereunder or thereunder.

12.6.    Severability.
Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
12.7.    Successors and Assigns.
This Agreement and each of the other Loan Documents shall be binding upon and inure to the benefit of the successors and assigns of each Borrower, Agent and each Lender permitted under Section 12.1 hereof.
12.8.    Cumulative Effect; Conflict of Terms.
The provisions of the other Loan Documents are hereby made cumulative with the provisions of this Agreement. Except as otherwise provided in any of the other Loan Documents by specific reference to the applicable provision of this Agreement, if any provision contained in this Agreement is in direct conflict with, or inconsistent with, any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.
12.9.    Execution in Counterparts.
This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.
12.10.    Notice.
Except as otherwise provided herein, all notices, requests and demands to or upon a party hereto, to be effective, shall be in writing, and shall be sent by certified or registered mail, return receipt requested, by personal delivery against receipt, by overnight courier or by facsimile and, unless otherwise expressly provided herein, shall be deemed to have been validly served, given, delivered or received immediately when delivered against receipt, three Business Days' after deposit in the mail, postage prepaid, one Business Day after deposit with an overnight courier or, in the case of facsimile notice, when sent with respect to machine confirmed, addressed as follows:

(A)	If to Agent: Wells Fargo Capital Finance, LLC 2450 Colorado Avenue, Suite 3000 West Santa Monica, California 90404 Attention: Business Finance Portfolio Manager Facsimile No.: 310-453-7413

With a copy to:	Goldberg Kohn Ltd. 55 East Monroe Street, Suite 3300 Chicago, Illinois 60603 Attention: Jeffrey Dunlop Facsimile No.: 312-863-7828

(B)	If to Borrowers: Century Aluminum Company 1 S. Wacker Drive Suite 1000 Chicago, Illinois 60606 Attention: General Counsel Facsimile No.: 312-696-3102 email: Jesse.Gary@centuryaluminum.com

With a copy to:	Vedder Price 222 North LaSalle Street Chicago, Illinois 60601 Attention: John T. Blatchford Facsimile No.: 312-609-5005

(C)	If to any Lender, at its address indicated on the signature pages hereof or in an Assignment and Acceptance Agreement, or to such other address as each party may designate for itself by notice given in accordance with this Section 12.10; provided, however, that any notice, request or demand to or upon Agent or a Lender pursuant to subsection 3.1.1 or 4.2.2 hereof shall not be effective until received by Agent or such Lender.
12.11.    Consent.
Whenever Agent's, Majority Lenders' or all Lenders' consent is required to be obtained under this Agreement or any of the other Loan Documents as a condition to any action, inaction, condition or event, except as otherwise specifically provided herein, Agent, Majority Lenders or all Lenders, as applicable, shall be authorized to give or withhold such consent in its or their sole and absolute discretion and to condition its or their consent upon the giving of additional Collateral security for the Obligations, the payment of money or any other matter.
12.12.    Credit Inquiries.
Subject to the confidentiality provisions contained in Section 12.16, Borrowers hereby authorize and permit Agent and each Lender to respond to usual and customary credit inquiries from third parties concerning any Borrower or any of its Subsidiaries.
12.13.    Time of Essence.
Time is of the essence of this Agreement and the other Loan Documents.
12.14.    Entire Agreement.
This Agreement and the other Loan Documents, together with all other instruments, agreements and certificates executed by the parties in connection therewith or with reference thereto, embody the entire understanding and agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and inducements, whether express or implied, oral or written.

12.15.    Interpretation.
No provision of this Agreement or any of the other Loan Documents shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.
12.16.    Confidentiality.
Agent and each Lender shall hold all nonpublic information obtained pursuant to the requirements of this Agreement in accordance with Agent's and such Lender's customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices and in any event may make disclosure (i) reasonably required by a prospective participant or assignee in connection with the contemplated participation or assignment, and shall require any such participant or assignee to agree to comply with this Section 12.16, (ii) as required or requested by any governmental authority or representative thereof or pursuant to legal process, (iii) to attorneys for and other advisors, accountants, auditors, and consultants to Agent or any Lender and to employees, directors and officers of Agent or any Lender on a "need to know" basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis, and (iv) to any credit insurance providers on a "need to know" basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis.
12.17.    GOVERNING LAW; CONSENT TO JURISDICTION.
THIS AGREEMENT HAS BEEN NEGOTIATED, EXECUTED AND DELIVERED IN AND SHALL BE DEEMED TO HAVE BEEN MADE IN NEW YORK, NEW YORK. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK; PROVIDED, HOWEVER, THAT IF ANY OF THE COLLATERAL SHALL BE LOCATED IN ANY JURISDICTION OTHER THAN NEW YORK, THE LAWS OF SUCH JURISDICTION SHALL GOVERN THE METHOD, MANNER AND PROCEDURE FOR FORECLOSURE OF AGENT'S LIEN UPON SUCH COLLATERAL AND THE ENFORCEMENT OF AGENT'S OTHER REMEDIES IN RESPECT OF SUCH COLLATERAL TO THE EXTENT THAT THE LAWS OF SUCH JURISDICTION ARE DIFFERENT FROM OR INCONSISTENT WITH THE LAWS OF NEW YORK. AS PART OF THE CONSIDERATION FOR NEW VALUE RECEIVED, AND REGARDLESS OF ANY PRESENT OR FUTURE DOMICILE OR PRINCIPAL PLACE OF BUSINESS OF ANY BORROWER, AGENT OR ANY LENDER, EACH BORROWER HEREBY CONSENTS AND AGREES THAT THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE CITY OF NEW YORK, OR, AT AGENT'S OPTION, THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN BORROWERS ON THE ONE HAND AND AGENT OR ANY LENDER ON THE OTHER HAND PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT. EACH BORROWER EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH BORROWER HEREBY WAIVES ANY OBJECTION WHICH ANY BORROWER MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS. EACH BORROWER HEREBY WAIVES PERSONAL SERVICE

OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO BORROWERS AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF BORROWERS' ACTUAL RECEIPT THEREOF OR 3 DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID. NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO AFFECT THE RIGHT OF AGENT OR ANY LENDER TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW, OR TO PRECLUDE THE ENFORCEMENT BY AGENT OR ANY LENDER OF ANY JUDGMENT OR ORDER OBTAINED IN SUCH FORUM OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE SAME IN ANY OTHER APPROPRIATE FORUM OR JURISDICTION.
12.18.    WAIVERS BY BORROWERS.
EACH BORROWER WAIVES (I) THE RIGHT TO TRIAL BY JURY (WHICH AGENT AND EACH LENDER HEREBY ALSO WAIVES) IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, THE OBLIGATIONS OR THE COLLATERAL, AND (II) EXCEPT AS PROHIBITED BY LAW, ANY RIGHT TO CLAIM OR RECOVER ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. EACH BORROWER ACKNOWLEDGES THAT THE FOREGOING WAIVERS ARE A MATERIAL INDUCEMENT TO AGENT'S AND EACH LENDER'S ENTERING INTO THIS AGREEMENT AND THAT AGENT AND EACH LENDER IS RELYING UPON THE FOREGOING WAIVERS IN ITS FUTURE DEALINGS WITH BORROWERS. EACH BORROWER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THE FOREGOING WAIVERS WITH ITS LEGAL COUNSEL AND HAS KNOWINGLY AND VOLUNTARILY WAIVED ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
12.19.    Advertisement.
Borrowers hereby authorize Agent to publish the names of Borrowers and the amount of the credit facility provided hereunder in any "tombstone" or comparable advertisement which Agent elects to publish.
12.20.    Reimbursement.
The undertaking by Borrowers to repay the Obligations and each representation, warranty or covenant of each Borrower are and shall be joint and several. To the extent that any Borrower shall be required to pay a portion of the Obligations which shall exceed the amount of loans, advances or other extensions of credit received by such Borrower and all interest, costs, fees and expenses attributable to such loans, advances or other extensions of credit, then such Borrower shall be reimbursed by the other Borrowers for the amount of such excess. This Section 12.20 is intended only to define the relative rights of Borrowers, and nothing set forth in this Section 12.20 is intended or shall impair the obligations of each Borrower, jointly and severally, to pay to Agent and Lenders the Obligations as and when the same shall become due and payable in accordance with the terms hereof. Notwithstanding anything to the contrary set forth in this Section 12.20 or any other provisions of this Agreement, it is the intent of the parties hereto that the liability incurred by each Borrower in respect of the Obligations of the other Borrowers (and any Lien granted by each Borrower to secure such Obligations) not constitute a fraudulent conveyance or fraudulent transfer under the provisions of any applicable law of any state or other governmental unit ("Fraudulent Conveyance"). Consequently, each Borrower, Agent and each Lender hereby agree that if a court of competent jurisdiction determines that the incurrence of liability by any Borrower in respect of the Obligations of any other Borrower (or any Liens granted by such Borrower to secure such Obligations) would, but for the application of this sentence, constitute a Fraudulent Conveyance, such liability (and such Liens) shall be valid and enforceable only to the maximum extent that would not cause the same to constitute a Fraudulent Conveyance, and this Agreement and the other Loan Documents shall automatically be deemed to have been amended accordingly, nunc pro tunc.
12.21.    Section Headings.
Article and Section headings and the table of contents used herein are for convenience of reference only, are not part of this Agreement, and shall not affect the construction or interpretation hereof.
12.22.    Acknowledgment and Consent to Bail-In of EEA Financial Institution.
Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-in Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
[signature pages follow]

IN WITNESS WHEREOF, this Agreement has been duly executed on the day and year specified at the beginning of this Agreement.

BORROWERS: CENTURY ALUMINUM COMPANY By /s/ Jesse E. Gary Name: Jesse E. Gary Title: Executive Vice President and Secretary

CENTURY ALUMINUM OF SOUTH CAROLINA, INC. By /s/ Jesse E. Gary Name: Jesse E. Gary Title: President and Secretary

CENTURY ALUMINUM OF KENTUCKY GENERAL PARTNERSHIP By: METALSCO LLC, its Managing Partner By /s/ Jesse E. Gary Name: Jesse E. Gary Title: President and Secretary

NSA GENERAL PARTNERSHIP By: CENTURY KENTUCKY, INC., its Managing Partner By /s/ Jesse E. Gary Name: Jesse E. Gary Title: President and Secretary

CENTURY ALUMINUM SEBREE LLC By /s/ Jesse E. Gary Name: Jesse E. Gary Title: President and Secretary

AGENT: WELLS FARGO CAPITAL FINANCE, LLC, as Agent and as a Lender By /s/ Brandi Petrucci Name: Brandi Petrucci Title: Vice President, Authorized Signatory Revolving Loan Commitment: $100,000,000

LENDERS:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By          /s/ Judith E. Smith
   Name: Judith E. Smith
   Title: Authorized Signatory

By          /s/ Szymon Ordys
   Name: Szymon Ordys
   Title: Authorized Signatory
Revolving Loan Commitment: $25,000,000

BNP PARIBAS, as a Lender By /s/ Guelay Mese Name: Guelay Mese Title: Director By /s/ Raymond Dunning Name: Raymond Dunning Title: Managing Director Revolving Loan Commitment: $25,000,000

BANK OF AMERICA, N.A., as a Lender By /s/ Andrew J. Heinz Name: Andrew J. Heinz Title: Senior Vice President Revolving Loan Commitment: $25,000,000

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Form of Assignment and Acceptance

Exhibit B	Form of Bailee Certificate

Exhibit C	Form of Blocked Account Agreement - Deposit Accounts

Exhibit D	Form of Bill and Hold Agreement

Exhibit E	Form of Borrowing Base Certificate

Exhibit F	Form of Compliance Certificate

Exhibit G	2013 Indenture

Exhibit H	Form of No-Offset Letter

Exhibit I	Form of Title Document Agency Agreement

Exhibit J	Access Provisions

Schedule 5.1	Dominion Accounts

Schedule 6.1.1	Business Locations

Schedule 7.1.4	Organizational Structure Chart

Schedule 7.1.5	Names; Organization

Schedule 7.1.7	Actions to Perfect

Schedule 7.1.16	Litigation

Schedule 8.1.4	Collateral Reports

Schedule 8.2.2	Existing Indebtedness

Schedule 8.2.4	Existing Liens

Schedule 8.2.8	Existing Investments